UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Allied World Assurance Company Holdings, AG

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

Lindenstrasse 8

6340 Baar

Zug, Switzerland

NOTICE OF SHAREHOLDER MEETING

TO BE HELD ON OCTOBER 17, 2013

September 17, 2013

To Our Shareholders:

An Extraordinary General Meeting of Shareholders (the “Special Shareholder Meeting”) of Allied World Assurance Company Holdings, AG (the “Company”) will be held at 2:00 p.m., local time, on Thursday, October 17, 2013 at the Company’s corporate headquarters, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, for the following purposes:

•	To elect a nominee as a Class I director to hold office until the Company’s Annual Shareholder Meeting in 2014; and

•	To transact such other further business, if any, as lawfully may be brought before the meeting.

Only shareholders of record holding voting common shares, as shown by the transfer books of the Company, as of the close of business on September 11, 2013 are entitled to vote at the Special Shareholder Meeting.

Please promptly sign, date and return the enclosed proxy card in the return envelope furnished for that purpose whether or not you plan to attend the meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement. For further information concerning the individual nominated as a director, use of the proxy and other related matters, you are urged to read the Proxy Statement on the following pages.

By Order of the Board of Directors,

Wayne H. Datz
Corporate Secretary

-i-

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

Lindenstrasse 8

6340 Baar

Zug, Switzerland

PROXY STATEMENT

GENERAL MEETING INFORMATION

Q:	Why am I receiving these materials?

A:	You are receiving these materials because you are a shareholder of Allied World Assurance Company Holdings, AG (the “Company”) as of the Record Date (as defined below). The Board of Directors (the “Board”) of the Company is soliciting the enclosed proxy to be voted at the Extraordinary General Meeting of Shareholders to be held at 2:00 p.m., local time, on Thursday, October 17, 2013 at the Company’s corporate headquarters, Lindenstrasse 8, 6340 Baar, Zug, Switzerland (the “Special Shareholder Meeting”). This Proxy Statement summarizes the information you need to know to vote at the Special Shareholder Meeting.

When the enclosed proxy card is properly executed and returned, the Company’s registered voting shares (the “Common Shares”) it represents will be voted, subject to any direction to the contrary, at the Special Shareholder Meeting FOR the matter specified in the Notice of Special Shareholder Meeting attached hereto and described more fully herein.

This Proxy Statement, the attached Notice of Special Shareholder Meeting and the enclosed proxy card are being first mailed to shareholders on or about September 17, 2013.

Except as the context otherwise requires, references in this Proxy Statement to “we,” “us” and “our” refer to the Company and its direct and indirect subsidiaries on a consolidated basis. Also, in this Proxy Statement, “$” and “USD” refer to U.S. dollars, “CHF” refers to Swiss francs and “local time” means the time in Switzerland.

Q:	Who is entitled to vote?

A:	The Board has set September 11, 2013, as the record date for the Special Shareholder Meeting (the “Record Date”). Holders of the Common Shares as of the close of business on the Record Date will be entitled to vote at the Special Shareholder Meeting. As of September 11, 2013, there were outstanding 33,995,964 Common Shares.

Beneficial owners of Common Shares and shareholders registered in our share register with Common Shares at the close of business on the Record Date are entitled to vote at the Special Shareholder Meeting, except as provided below. If you ask to be registered as a shareholder of record with respect to your Common Shares in our share register and become a shareholder of record for those shares (as opposed to a beneficial holder of shares held in “street name”) after the Record Date, but on or before October 1, 2013, and want to vote those shares at the Special Shareholder Meeting, you will need for identification purposes to obtain a proxy from the registered voting rights record holder of those shares as of the Record Date of the Special Shareholder Meeting to vote your shares in person at the Special Shareholder Meeting. Alternatively, you may also obtain the proxy materials by contacting the Corporate Secretary, attention: Wayne H. Datz, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. If you are a record holder of our Common Shares (as opposed to a beneficial holder of shares held in “street name”) on the Record Date but sell your Common Shares prior to October 1, 2013 you will not be entitled to vote those shares at the Special Shareholder Meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of our shareholders hold their shares through a bank, brokerage firm or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your Common Shares are registered directly in your name, as registered shares entitled to voting rights, in our share register operated by our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the Company officers named in the proxy card or to the independent proxy (see “How do I appoint and vote via an independent proxy if I am a shareholder of record?” below) mentioned in the proxy card, or to grant a written proxy to any person who does not need to be a shareholder or to vote in person at the Special Shareholder Meeting.

Beneficial Owner

If your Common Shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your Common Shares and are also invited to attend the Special Shareholder Meeting. However, since you are not the shareholder of record, you may only vote these Common Shares in person at the Special Shareholder Meeting if you follow the instructions described below under the heading “How do I vote?” Your bank, brokerage firm or other nominee has enclosed a voting instruction card for you to use in directing your bank, broker or other nominee as to how to vote your Common Shares, which may contain instructions for voting by telephone or electronically.

Q:	What will I be voting on?

A:	You are voting to elect a nominee as a Class I director to hold office until the Company’s Annual Shareholder Meeting in 2014 (Proposal 1 on the Proxy Card).

You may also vote on any other business that properly comes before the meeting.

Q:	What are the voting recommendations of the Board?

A:	Your Board unanimously recommends that you vote FOR the election of the nominee as a Class I director.

Q:	How many votes do I have?

A:	Holders of Common Shares are entitled to one vote per share on the matter to be voted upon by the shareholders at the Special Shareholder Meeting, unless you own Controlled Shares that constituted 10% or more of the issued Common Shares, in which case your voting rights with respect to those Controlled Shares will be limited, in the aggregate, to a voting power of approximately 10% pursuant to a formula specified in Article 14 of our Articles of Association. Our Articles of Association define “Controlled Shares” generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons.

Q:	How do I vote?

A:	The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your Common Shares are represented by certificates or book entries in your name so that you appear as a shareholder of record in the Company’s share register maintained by its transfer agent, Continental Stock Transfer & Trust Company, a proxy card for voting those shares will be included with this Proxy Statement. You may direct how your shares are to be voted by completing, signing and returning the proxy card in the enclosed envelope. You may also vote your Common Shares in person at the Special Shareholder Meeting.

If you own shares through a bank, brokerage firm or other nominee you may instead receive from your bank, brokerage firm or nominee a voting instruction form with this Proxy Statement that you may use to instruct them how your shares are to be voted. As with a proxy card, you may direct how your shares are to be voted by completing, signing and returning the voting instructions form in the envelope provided. Many banks, brokerage firms and other nominees have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If you want to vote your shares in person at the meeting, you must obtain a proxy from your bank, broker or nominee giving you the right to vote your Common Shares at the Special Shareholder Meeting.

The Company has requested that bank, brokerage and other nominees forward solicitation materials to the beneficial owners of Common Shares and will reimburse the banks, brokers and other nominees for their reasonable out-of-pocket expenses for forwarding the materials.

Q:	Who will count the vote?

A:	A representative from Baker & McKenzie Zurich, a law firm, will act as the inspector of elections and will be responsible for tabulating the votes cast by proxy (which will have been certified by our independent transfer agent) or in person at the Special Shareholder Meeting. Under Swiss law, the Company is responsible for determining whether or not a quorum is present and the final voting results.

Q:	What does it mean if I receive more than one set of the Proxy Statement and proxy card?

A:	Generally, it means that you hold shares registered in more than one account. You should complete, sign and return each proxy card you receive to ensure that all of your shares are voted.

Q:	What happens if I sign and return my proxy card but do not indicate how to vote my shares?

A:	If no instructions are provided in an executed proxy card, the Common Shares represented by the proxy will be voted at the Special Shareholder Meeting in accordance with the Board’s recommendation for the election of the nominee as a Class I director, and, as to any other business as may properly come before the Special Shareholder Meeting, in accordance with the proxyholder’s judgment as to such business.

Q:	How many votes are required to transact business at the Special Shareholder Meeting?

A:	A quorum is required to transact business at the Special Shareholder Meeting. Without giving effect to the limitation on voting rights described above, the quorum required at the Special Shareholder Meeting is two or more persons present in person and representing in person or by proxy throughout the meeting more than 50% of the total issued and outstanding Common Shares registered in our share register.

Q:	How does the voting take place at the Special Shareholder Meeting?

A:	A vote will be taken on all matters properly brought before the Special Shareholder Meeting. Each shareholder present who elects to vote in person and each person holding a valid proxy is entitled to one vote for each Common Share owned or represented.

Q:	What vote is required to approve the election of the directors?

A:	The election of the nominee as a Class I director requires an affirmative FOR vote by a majority of the votes cast at the Special Shareholder Meeting.

Q:	How are abstentions and “broker non-votes” treated?

A:	Abstentions and “broker non-votes” will be counted toward the presence of a quorum at the Special Shareholder Meeting, but will not be counted as votes cast either “for” or “against” the election of the director nominee. Broker non-votes are shares held by banks or brokers for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the bank or broker does not have discretionary voting power under rules applicable to broker-dealers. If you own shares through a bank or brokerage firm and you do not instruct your bank or broker how to vote, your bank or broker will not have discretion to vote on the matter at the Special Shareholder Meeting since it is a “non-routine” matter.

Q:	How do I appoint and vote via an independent proxy if I am a shareholder of record?

A:	If you are a shareholder of record as of the Record Date, under Swiss law you may authorize the independent proxy, Ms. Jeanine Latour, of Buis Buergi AG, Muehlebachstrasse 8, P.O. Box 672, CH-8024 Zurich, Switzerland, with full rights of substitution, to vote your Common Shares on your behalf instead of using the enclosed proxy card. If you authorize the independent proxy to vote your shares without giving instructions (or without giving clear instructions), your shares will be voted in accordance with the recommendations of the Board with regard to the items listed in the notice of meeting. If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Special Shareholder Meeting, the independent proxy will, in the absence of other specific instructions, vote in accordance with the recommendations of the Board. A form of proxy card that may be used by the independent proxy to vote your Common Shares is attached to this Proxy Statement as Appendix A. Proxy cards authorizing the independent proxy to vote your shares must be sent directly to the independent proxy, arriving no later than noon, local time, on October 10, 2013.

Q:	Can I change my vote after I have mailed my signed proxy card or otherwise instructed how my shares are to be voted?

A:	Yes. You may change your vote:

•

By providing the Corporate Secretary with written notice of revocation, by voting in person at the Special Shareholder Meeting or by executing a later-dated proxy card; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken;

•

If you have granted your proxy to the independent proxy, by providing Ms. Jeanine Latour with written notice of revocation, by voting in person at the Special Shareholder Meeting or by executing a later-dated independent proxy card. Revocation of, or changes to, proxies issued to the independent proxy must be received by the independent proxy by noon, local time, on October 10, 2013; or

•

If you own shares through a bank, brokerage firm or other nominee, by obtaining a proxy from your bank, broker or nominee giving you the right to vote your Common Shares at the Special Shareholder Meeting.

Attendance at the Special Shareholder Meeting by a shareholder who has executed and delivered a proxy card to us shall not in and of itself constitute a revocation of such proxy. Only your vote at the Special Shareholder Meeting will revoke your proxy.

Q:	Who pays the costs of soliciting proxies?

A:	The cost of the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by the Company’s directors, officers and employees, personally or by telephone, facsimile or other electronic means, for which the Company’s directors, officers and employees will not receive any additional compensation. Proxy cards and materials also will be distributed to beneficial owners of Common Shares through banks, brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their reasonable charges and expenses. We may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees.

Organizational Matters Required by Swiss Law

Admission to the Special Shareholder Meeting

Shareholders who are registered in the Company’s share register on the Record Date will receive the Proxy Statement and proxy card from Continental Stock Transfer & Trust Company, our transfer agent. Beneficial owners of shares will receive instructions from their bank, brokerage firm or other nominee acting as shareholder of record to indicate how they wish their shares to be voted. Beneficial owners who wish to vote in person at the Special Shareholder Meeting are requested to obtain a power of attorney from their bank, brokerage firm or other nominee that authorizes them to vote the shares held by them on their behalf. In addition, you must bring to the Special Shareholder Meeting an account statement or letter from your bank, brokerage firm or other nominee indicating that you are the owner of the Common Shares. Shareholders of record registered in the Company’s share register are entitled to participate in and vote at the Special Shareholder Meeting. Each share is entitled to one vote. The exercise of voting rights is subject to the voting restrictions set out in the Company’s Articles of Association, a summary of which is contained in “— How many votes do I have?” Please see the questions and answers provided under “— General Meeting Information” for further information.

Granting a Proxy

If you are a shareholder of record and do not wish to attend the Special Shareholder Meeting, you have the right to grant a proxy directly to the Company officers named in the proxy card. In addition, under Swiss corporate law you can: (i) appoint Ms. Jeanine Latour, of Buis Buergi AG, Muehlebachstrasse 8, P.O. Box 672, CH-8024 Zurich, Switzerland, as independent proxy, with full rights of substitution, with the corresponding proxy card; or (ii) grant a written proxy to any person who is not a shareholder. Please see “— How do I vote?” and “— How do I appoint and vote via an independent proxy if I am a shareholder of record?” above in the Proxy Statement for more information on appointing an independent proxy. Proxies issued to the independent proxy must be received no later than noon, local time, on October 10, 2013.

Registered shareholders who have appointed a Company officer or the independent proxy as a proxy may not vote in person at the Special Shareholder Meeting or send a proxy of their choice to the meeting unless they revoke or change their proxies. Revocations to the independent proxy must be received by her by no later than noon, local time, on October 10, 2013.

With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company officer acting as proxy and the independent proxy will vote according to the recommendations of the Board. If new agenda items (other than those on the agenda) or new proposals or motions regarding agenda items set out in the invitation to the Special Shareholder Meeting are being put forth before the meeting, the Company officer acting as proxy and the independent proxy will vote in accordance with the position of the Board in the absence of other specific instructions.

Beneficial owners who have not obtained a power of attorney from their bank, brokerage firm or other nominee are not entitled to participate in or vote at the Special Shareholder Meeting.

Proxy Holders of Deposited Shares

Proxy holders of deposited shares in accordance with Swiss corporate law are kindly asked to inform the Company of the number of shares they represent as soon as possible, but prior to the date of the Special Shareholder Meeting, at the Company’s corporate headquarters.

Admission office

The admission office opens on the day of the Special Shareholder Meeting at 1:30 p.m. local time. Shareholders of record attending the meeting are kindly asked to present their proxy card as proof of admission at the entrance.

ELECTION OF DIRECTOR

(Proposal 1 on Proxy Card)

The Board is currently divided into three classes of directors, Class I, Class II and Class III. The Nominating & Corporate Governance Committee has recommended electing to the Board an additional director, and the director nominee is being presented for election at the Special Shareholder Meeting to serve as a Class I Director until the Annual Shareholder Meeting in 2014. The nominee is not a current member of the Board.

Your Board unanimously recommends a vote FOR the nominee, Mr. Eric S. Schwartz, as listed on the enclosed proxy card. It is not expected that the nominee will become unavailable for election as a director but, if Mr. Schwartz should become unavailable prior to the meeting, proxies will be voted for such other person as your Board shall recommend. Please note that by signing, dating and returning the enclosed proxy card, you also agree that the Special Shareholder Meeting will be chaired by Mr. Wesley D. Dupont, our Executive Vice President & General Counsel, in accordance with Article 13 of the Company’s Articles of Association.

The biography of Mr. Schwartz below contains information regarding his business experience, director positions at other companies held currently or at any time during the last five years, and his applicable experiences, qualifications, attributes and skills.

Eric S. Schwartz (age 50) is a founder and Chief Executive Officer of 76 West Holdings, a private investment company, since June 2008. In support of the activities of 76 West, he serves as Chairman of Jefferson National Financial Corp., an insurance company focused on the variable annuity market, since January 2012; as Chairman of Gold Bullion International LLC, a precious metals dealer, since January 2012; as a director of Indostar Capital Finance, a finance company based in India, since April 2011; and as a director of Binary Event Network, an electronic prediction marketplace, since May 2011. He also served as Chairman-elect of Nikko Asset Management from June 2008 until its sale in June 2009; and as a director of Prosper Marketplace, an internet-based consumer lending company, from March 2012 until January 2013. Mr. Schwartz is a former Co-CEO of Goldman Sachs Asset Management. He joined The Goldman Sachs Group, Inc. (“Goldman Sachs”) in 1984 and served in various leadership positions at the firm during his tenure at Goldman Sachs. In 1994, he became a partner in the Equity Capital Markets unit of Goldman Sachs’ Investment Banking Division and later served as Co-Head of its Global Equities and Investment Management Divisions. He joined Goldman Sachs’ Management Committee in 2001 and was named Co-Head of its Partnership Committee in 2005. In June 2007, he retired from Goldman Sachs. He serves as a director of the Food Bank for New York City and as a director of Securing America’s Future Energy. The Board believes that, among other qualifications, Mr. Schwartz’s broad experience and expertise in corporate finance and investment matters as well as his international business background give him the skills to serve as a director.

The following individuals are the Company’s continuing directors:

Name	Position	Term Expires
Samuel J. Weinhoff	Class I Director	2014
Scott A. Carmilani	Class II Director	2015
James F. Duffy	Class II Director	2015
Bart Friedman	Class II Director	2015
Barbara T. Alexander	Class III Director	2016
Scott Hunter	Class III Director	2016
Patrick de Saint-Aignan	Class III Director	2016

Barbara T. Alexander (age 64) was appointed to the Board in August 2009. Ms. Alexander has been an independent consultant since January 2004. Prior to that, she was a Senior Advisor to UBS Warburg LLC and predecessor firms from October 1999 to January 2004, and Managing Director of the North American Construction and Furnishings Group in the Corporate Finance Department of UBS from 1992 to October 1999. From 1987 to 1992, Ms. Alexander was a Managing Director in the Corporate Finance Department of Salomon Brothers Inc. From 1972 to 1987, she held various positions at Salomon Brothers, Smith Barney, Investors Diversified Services, and Wachovia Bank and Trust Company. Ms. Alexander is currently a member of the Board of Directors of QUALCOMM Incorporated, where she is a member of both the Audit Committee and

Compensation Committee; KB Home, where she is a member of the Audit and Compliance Committee; and Choice Hotels International, Inc., where she is a member of the Audit Committee and Chairperson of the Diversity Committee. Ms. Alexander previously served on the board of directors of Federal Home Loan Mortgage Corporation (Freddie Mac) from November 2004 to March 2010, Centex Corporation from July 1999 to August 2009, Burlington Resources Inc. from January 2004 to March 2006 and Harrah’s Entertainment Inc. from February 2002 to April 2007. Ms. Alexander was selected as one of seven Outstanding Directors in Corporate America in 2003 by Board Alert magazine and was one of five Director of the Year honorees in 2008 by the Forum for Corporate Directors. She has also served on the board of directors of HomeAid America, Habitat for Humanity International and Covenant House. Having been a member of numerous public company boards of directors, Ms. Alexander is familiar with a full range of corporate and board functions. She also has extensive experience in corporate finance, investment and strategic planning matters. The Board believes that, among other qualifications, Ms. Alexander’s extensive experience in corporate finance, investment and strategic planning matters give her the skills to serve as a director.

Scott A. Carmilani (age 49) was elected our President and Chief Executive Officer in January 2004, became a director in September 2003 and was appointed Chairman of the Board in January 2008. Mr. Carmilani was, prior to joining our Company as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of American International Group, Inc. (“AIG”) and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the Middle Market Division of National Union Fire Insurance Company of Pittsburgh, Pa., which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. Prior to joining our Company, he held a succession of underwriting and management positions with subsidiaries of AIG since 1987. Mr. Carmilani is currently a member of the board of trustees of the Visiting Nurse Association (VNA) Health Group, Inc. of New Jersey. The Board believes that, among other qualifications, Mr. Carmilani’s extensive expertise and experience in the insurance and reinsurance industry give him the skills to serve as a director.

James F. Duffy (age 69) was appointed to the Board in July 2006. Mr. Duffy retired in 2002 as Chairman and Chief Executive Officer of The St. Paul Reinsurance Group, where he originally served from 1993 until 2000 as President and Chief Operating Officer of global reinsurance operations. Prior to this, Mr. Duffy served as an executive vice president of The St. Paul Companies from 1984 to 1993, and as President and Chief Operating Officer of St. Paul Surplus Lines Insurance Company from 1980 until 1984. Mr. Duffy had 15 years prior experience in insurance underwriting with Employers Surplus Lines Insurance Company, First State Insurance Company and New England Re. The Board believes that, among other qualifications, Mr. Duffy’s extensive expertise and experience in the insurance and reinsurance industry give him the skills to serve as a director.

Bart Friedman (age 68) was appointed to the Board in March 2006, was elected Vice Chairman of the Board in July 2006 and was appointed Lead Independent Director of the Board in January 2008. Mr. Friedman has been a partner at Cahill Gordon & Reindel LLP, a New York law firm, since 1980. Mr. Friedman specializes in corporate governance, special committees and director representation. Mr. Friedman worked early in his career at the SEC. Mr. Friedman is currently a member of the board of directors of Sanford Bernstein Mutual Funds, where he is a member of the Audit Committee and chairman of the Nominating and Governance Committee. He is also the chairman of the Public Responsibility and Ethics Committee of The Brookings Institution and is a member of the board of directors of the Lincoln Center for the Performing Arts, where he is chairman of the Audit Committee. The Board believes that, among other qualifications, Mr. Friedman’s extensive expertise and experience in corporate finance, investment and corporate governance matters give him the skills to serve as a director.

Scott Hunter (age 62) was appointed to the Board in March 2006. Mr. Hunter has served as an independent consultant to Bermuda’s financial services industry since 2002. From 1986 until 2002, Mr. Hunter was a partner at Arthur Andersen Bermuda, whose clients included numerous insurance and reinsurance companies. The Board believes that, among other qualifications, Mr. Hunter’s broad insurance and reinsurance industry experience and expertise specifically with regard to insurance and reinsurance corporate finance and accounting matters give him the skills to serve as a director.

Patrick de Saint-Aignan (age 64) was appointed to the Board in August 2008. Mr. de Saint-Aignan held multiple positions at Morgan Stanley internationally from 1974 to 2007, where he was a Managing Director and, most recently, an Advisory Director. He held responsibilities in corporate finance and capital markets and headed successively Morgan Stanley’s global fixed income derivatives and debt capital markets activities, its office in Paris, France, and the firm-wide risk management function. He was also a Founder, Director and Chairman of the International Swaps and Derivatives Association (1985-1992), Censeur on the Supervisory Board of IXIS Corporate and Investment Bank (2005-2007); a member of the board of directors of Bank of China Limited (2006-2008), where he was Chairman of the Audit Committee and a member of the Risk Policy Committee and the Personnel and Remuneration Committee; and a member of the board of directors and non-executive Chairman of the European Kyoto Fund (2010 – 2011). Mr. de Saint-Aignan is currently a member of the board of directors of State Street Corporation, where he is a member of its Risk and Capital Committee and its Examining and Audit Committee. The Board believes that, among other qualifications, Mr. de Saint-Aignan’s broad experience and expertise in corporate finance, risk management and investment matters as well as his international business background give him the skills to serve as a director.

Samuel J. Weinhoff (age 63) was appointed to the Board in July 2006. Mr. Weinhoff has served as a consultant to the insurance industry since 2000. Prior to this, Mr. Weinhoff was head of the Financial Institutions Group for Schroder & Co. from 1997 until 2000. He was also a Managing Director at Lehman Brothers, where he worked from 1985 to 1997. Mr. Weinhoff had ten years prior experience at the Home Insurance Company and the Reliance Insurance Company in a variety of positions, including excess casualty reinsurance treaty underwriter, investment department analyst, and head of corporate planning and reporting. Mr. Weinhoff is currently a member of the board of directors of Infinity Property and Casualty Corporation where he is a member of the Executive Committee and the Nominating and Governance Committee and Chairman of the Audit Committee. Mr. Weinhoff served on the board of directors of Inter-Atlantic Financial, Inc. from July 2007 to October 2009. The Board believes that, among other qualifications, Mr. Weinhoff’s extensive insurance and reinsurance industry experience as well as expertise in corporate finance, investment and strategic planning matters give him the skills to serve as a director.

The Board has determined that Ms. Alexander and Messrs. Duffy, Friedman, Hunter, de Saint-Aignan, Schwartz (upon his election to the Board) and Weinhoff are independent directors under the listing standards of the New York Stock Exchange (the “NYSE”). The Company requires that a majority of its directors meet the criteria for independence under applicable law and the rules of the NYSE. The Board has adopted a policy to assist it and the Nominating & Corporate Governance Committee in their determination as to whether a nominee or director qualifies as independent. This policy contains categorical standards for determining independence and includes the independence standards required by the SEC and the NYSE as well as standards published by institutional investor groups and other corporate governance experts. In making its determination of independence, the Board applied these standards for director independence and determined that no material relationship existed between the Company and these directors.

Meetings and Committees of the Board

During the year ended December 31, 2012, there were five meetings of the Board of the Company (including regularly scheduled and special meetings). Each of our directors attended at least 75% of the aggregate number of Board meetings and committee meetings of which he or she was a member during the period he or she served on the Board. Our non-management directors meet separately from the other directors in an executive session at least quarterly. Mr. Friedman, our Vice Chairman of the Board and Lead Independent Director, served as the presiding director of the executive sessions of our non-management and independent directors held in 2012. The Lead Independent Director also has the authority to call meetings of the independent directors or full Board.

Board Leadership Structure

The Board has chosen a leadership structure that combines the role of the Chief Executive Officer and the Chairman of the Board while also having a Lead Independent Director. The Lead Independent Director assumes many of the responsibilities typically held by a non-executive chairman of the board and a list of his responsibilities is provided below. The Company’s rationale for combining the Chief Executive Officer and Chairman of the Board positions relates principally to the Board’s belief that at this stage of the Company’s development and continued global expansion, the Company and its shareholders will be best served if the Chairman is in close proximity to the senior management team on a regular and continual basis.

The Lead Independent Director is elected solely by and from the independent directors. The Lead Independent Director’s responsibilities include:

•	organizing and presiding over all meetings of the Board at which the Chairman of the Board is not present, including all executive sessions of the non-management and independent directors,

•	serving as the liaison between the Chairman of the Board and the non-management directors,

•	overseeing the information sent to the Board by management,

•	approving meeting agendas and schedules for the Board to assure that there is sufficient time for discussion of all agenda items,

•	facilitating communication between the Board and management,

•	being available to communicate with and respond to certain inquiries of the Company’s shareholders, and

•	performing such other duties as requested by the Board.

Our Board has established an Audit Committee, a Compensation Committee, an Enterprise Risk Committee, an Executive Committee, an Investment Committee and a Nominating & Corporate Governance Committee, each of which reports to the Board. During 2012, the Audit Committee held six meetings, the Compensation Committee held four meetings, the Enterprise Risk Committee held four meetings, the Executive Committee held no meetings, the Investment Committee held four meetings and the Nominating & Corporate Governance Committee held four meetings. The Board has adopted an Audit Committee Charter, a Compensation Committee Charter, an Enterprise Risk Committee Charter, an Investment Committee Charter and a Nominating & Corporate Governance Committee Charter. Copies of these charters are available on our website at www.awac.com under “Investor Relations — Corporate Information — Governance Documents”. Printed copies are also available by sending a written request to the Company’s Corporate Secretary. Each committee reviews its charter at least annually and recommends any proposed changes to the Board for approval. Each of the Audit Committee, Compensation Committee, Enterprise Risk Committee and Nominating & Corporate Governance Committee conducts an annual self-evaluation of its performance. The Nominating & Corporate Governance Committee also conducts an evaluation of the performance of the Board, its committees and each director.

Our Board has also approved Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for Chief Executive Officer and Senior Financial Officers. The foregoing information is also available on our website at www.awac.com under “Investor Relations — Corporate Information — Governance Documents”. Printed copies are also available by sending a written request to the Company’s Corporate Secretary.

Audit Committee.    The Audit Committee presently consists of Ms. Alexander (Co-Chair) and Messrs. Hunter (Co-Chair), Duffy, de Saint-Aignan and Weinhoff, each of whom is an independent director. Pursuant to its charter, the Audit Committee is responsible for overseeing our independent auditors, internal auditors, compliance with legal and regulatory standards and the integrity of our financial reporting. Each member of the Audit Committee has been determined by the Board to be “financially literate” within the meaning of the NYSE Listing Standards and each has been designated by the Board as an “audit committee financial expert,” as defined by the applicable rules of the SEC, based on either their extensive prior accounting and auditing experience or having a range of experience in varying executive positions in the insurance or financial services industry.

Compensation Committee.    The Compensation Committee presently consists of Messrs. Weinhoff (Chairperson), Duffy, Friedman, Hunter and de Saint-Aignan and Ms. Alexander. The Compensation Committee is comprised entirely of independent directors. Pursuant to its charter, the Compensation Committee has the authority to establish compensation policies and recommend compensation programs to the Board, including administering all equity and incentive compensation plans of the Company. Pursuant to its charter, the

Compensation Committee also has the authority to review the competitiveness of the non-management directors’ compensation programs and recommend to the Board these compensation programs and all payouts made thereunder. Additional information on the Compensation Committee’s consideration of executive compensation, including a discussion of the roles of the Company’s Chief Executive Officer and the independent compensation consultant in such executive compensation consideration, is included in “Executive Compensation — Compensation Discussion and Analysis.”

Enterprise Risk Committee.    The Enterprise Risk Committee presently consists of Messrs. de Saint-Aignan (Chairperson), Hunter and Weinhoff and Ms. Alexander, each of whom is an independent director. Pursuant to its charter, the Enterprise Risk Committee oversees management’s assessment and mitigation of the Company’s enterprise risks and reviews and recommends to the Board for approval the Company’s overall firm-wide risk appetite statement and oversees management’s compliance therewith.

Executive Committee.    The Executive Committee presently consists of Messrs. Carmilani (Chairperson), Duffy and Weinhoff. The Executive Committee has the authority to oversee the general business and affairs of the Company to the extent permitted by Swiss law.

Investment Committee.    The Investment Committee presently consists of Messrs. Friedman (Chairperson), Hunter, de Saint-Aignan and Weinhoff and Ms. Alexander. The Investment Committee is comprised entirely of independent directors. Pursuant to its charter, the Investment Committee is responsible for adopting and overseeing compliance with the Company’s Investment Policy Statement, which contains investment guidelines and other parameters for the investment portfolio. The Investment Committee oversees the Company’s overall investment strategy and the Company’s investment risk exposures.

Nominating & Corporate Governance Committee.    The Nominating & Corporate Governance Committee presently consists of Messrs. Friedman (Chairperson), Duffy and Hunter. The Nominating & Corporate Governance Committee is comprised entirely of independent directors. Pursuant to its charter, the Nominating & Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors and to recommend such individuals to the Board and to oversee corporate governance matters and practices.

The Nominating & Corporate Governance Committee will consider nominees recommended by shareholders and will evaluate such nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating & Corporate Governance Committee for election at the Annual Shareholder Meeting in 2014 may do so by submitting in writing such nominees’ names and other information required under SEC rules and the Company’s Articles of Association, in compliance with the procedures described under “Shareholder Proposals for 2014 Annual Shareholder Meeting” in this Proxy Statement.

The criteria adopted by the Board for use in evaluating the suitability of all nominees for director include the following:

•	high personal and professional ethics, values and integrity;

•

education, skill and experience with insurance, reinsurance or other businesses and organizations that the Board deems relevant and useful, including whether such attributes or background would contribute to the diversity of the Board;

•	ability and willingness to serve on any committees of the Board; and

•	ability and willingness to commit adequate time to the proper functioning of the Board and its committees.

In addition to considering candidates suggested by shareholders, the Nominating & Corporate Governance Committee considers candidates recommended by current directors, officers and others. The Nominating & Corporate Governance Committee screens all director candidates. The Nominating & Corporate Governance Committee determines whether or not the candidate meets the Company’s general qualifications and specific qualities for directors and whether or not additional information is appropriate.

The Board and the Nominating & Corporate Governance Committee do not have a specific policy regarding diversity. Instead, in addition to the general qualities that the Board requires of all nominees and directors, such as high personal and professional ethics, values and integrity, the Board and the Nominating & Corporate Governance Committee strive to have a diverse group of directors with differing experiences, qualifications, attributes and skills to further enhance the quality of the Board. As the Company is an insurance and reinsurance company that (i) sells products that protect other companies and individuals from complex risks, (ii) has a significant investment portfolio and (iii) faces operational risks similar to those at other international companies, the Board and the Nominating & Corporate Governance Committee believe that having a group of directors who have the range of experience and skills to understand and oversee this type of business is critical. The Board and the Nominating & Corporate Governance Committee do not believe that each director must be an expert in every aspect of the Company’s business, but instead the Board and committee strive to have well-rounded, collegial directors who contribute to the diversity of ideas and strengthen the Board’s capabilities as a whole. Through their professional careers and experiences, the Board and the Nominating & Corporate Governance Committee believe that each director has obtained certain attributes that further the goals discussed above.

Risk Oversight

While the assumption of risk is inherent to our business, we believe we have developed a strong risk management culture within the Company that is fostered and maintained by our senior management, with oversight by the Board through its committees. The Board primarily delegates its risk management oversight to three of its committees: the Audit Committee, the Enterprise Risk Committee and the Investment Committee, who regularly report to the Board. The Audit Committee primarily oversees those risks that may directly or indirectly impact the Company’s financial statements, the Enterprise Risk Committee primarily oversees the Company’s business and operational risks and the Investment Committee primarily oversees the Company’s investment portfolio risks. The Enterprise Risk Committee also reviews and recommends for approval by the Board the Company’s overall firm-wide risk appetite statement, and oversees management’s compliance with this statement. Each committee has broad powers to ensure that it has the resources to satisfy its duties under its charter, including the ability to request reports from any officer or employee of the Company and the authority to retain special counsel or other experts and consultants as it deems appropriate.

Each of these committees receives regular reports from senior management who have day-to-day risk management responsibilities, including from our Chief Executive Officer. The Audit Committee receives reports from our Chief Executive Officer, Chief Financial Officer, Chief Actuary, General Counsel, Chief Information Officer, Head of Internal Audit and the Company’s independent auditors. These reports address various aspects of risk assessment and management relating to the Company’s financial statements. The Enterprise Risk Committee meets regularly with our Chief Executive Officer, Chief Risk Officer and Chief Actuary as part of its oversight of the Company’s underwriting, pricing and claims risks. Throughout the year, the Enterprise Risk Committee will also receive reports from other operational areas. To assist it in its oversight of the Company’s investment risk exposures, the Investment Committee receives reports from our Chief Investment Officer, Chief Financial Officer and external investment managers and advisors.

As open communications and equal access to information can be an important part of the Board’s risk oversight, all of the directors receive the information sent to each committee prior to any committee meeting. Board members are also encouraged to, and often do, attend all committee meetings regardless of whether he or she is a member of such committee.

Director Compensation

The following table provides information concerning the compensation of the Company’s non-management directors for fiscal year 2012.

Non-Management Directors Compensation(1)

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Barbara T. Alexander	$152,250	$67,816	$220,066
James F. Duffy	$125,750	$67,816	$193,566
Bart Friedman	$149,667	$67,816	$217,483
Scott Hunter	$187,310	$67,816	$255,126
Patrick de Saint-Aignan	$163,250	$67,816	$231,066
Samuel J. Weinhoff	$168,750	$67,816	$236,566
Mark R. Patterson(3)	$72,250	$67,816	$140,066

(1)	In 2012, our non-management directors did not receive any non-equity incentive plan compensation, did not have any pension or deferred compensation plans and did not receive any perquisite or compensation that would be required to be included in this table. Accordingly, other columns generally required pursuant to SEC rules are not included in the “Non-Management Directors Compensation” table. In 2012, Mr. Hunter received $27,060 in additional fees for serving on the boards of directors of two of our European subsidiaries. These fees are included in the table above.

(2)	As of December 31, 2012, our non-management directors held an aggregate of 6,084 restricted stock units (“RSUs”) under the Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan (the “Stock Incentive Plan”), with each director holding 1,014 RSUs. In accordance with SEC rules, the amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation costs to be recognized with respect to RSU awards granted in 2012 determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“FASB ASC Topic 718”), and excluding the effect of estimated forfeitures. The fair value has been calculated for purposes of the “Stock Awards” column in the table above by using the closing price of the Common Shares on the date of grant ($66.88 per Common Share). In determining the fair value of awards for directors and all of our employees, the Board uses the daily volume-weighted average sales price of the Common Shares for the 20 consecutive trading days up to and including the second trading day prior to the date of grant (or $64.11 per Common Share, a $65,008 aggregate grant to each director on February 22, 2012). For additional information on the calculation of the compensation expense, please refer to footnote 4 of the Summary Compensation Table below.

(3)	Reflects compensation for service through May 25, 2012, Mr. Patterson’s date of resignation. Upon his resignation, Mr. Patterson forfeited the unvested RSUs shown in the table above that were granted to him in 2012 and that were valued at $67,816 on the date of grant.

In 2012, our non-management directors have been paid the following aggregate fees for serving as directors of the Company:

•	$75,000 annually for serving as a director;

•	$1,500 per Board meeting attended by a director prior to February 2012, and $3,000 per Board meeting attended thereafter;

•	$1,500 per Board committee meeting attended by a director prior to November 2012, and $2,000 per committee meeting attended thereafter; and

•	an annual RSU equity award worth approximately $65,000.

In November 2012, the Board approved an increase in the annual retainer paid to each non-management director from $75,000 to $80,000 and an increase in the worth of the annual RSU equity award from approximately $65,000 to approximately $75,000.

In addition, our Lead Independent Director receives an annual retainer of $15,000. We also provide to all non-management directors reimbursement of expenses incurred in connection with their service on the Board, including the reimbursement of director educational expenses.

As discussed in footnote 2 to the “Stock Awards” column of the “Non-Management Directors Compensation” table above, each non-management director received an annual equity award of RSUs of the Company worth approximately $65,000. Each RSU represents the right to receive one newly-issued, fully paid and non-assessable Common Share of the Company at a future date and fully vests on the first anniversary of the date of grant, subject to continued service as a director through such date. Other than with respect to vesting terms, the RSUs were awarded to our non-management directors pursuant to the Stock Incentive Plan and were granted on similar terms and conditions as those generally granted to our employees. In 2012, these annual equity awards were granted concurrently with the grant of equity awards to members of our senior management following the preparation and completion of the 2012 year-end financial statements. Consistent with past practice, on February 19, 2013, each of our non-management directors received 883 RSUs under the Allied World Assurance Company Holdings, AG 2012 Omnibus Incentive Compensation Plan (the “2012 Omnibus Plan”).

Committee Fees and Additional Retainers

An attendance fee of $1,500 was paid to each non-management director committee member for attending committee meetings thereof. Beginning in November 2012, the Board approved an increase in the attendance fees paid to each non-management director for attending Committee meetings to $2,000 per meeting.

The chairperson of a committee of the Board receives a retainer, paid annually, for such service in addition to the base retainer for serving as a director. For 2012, the Co-Chairs of the Audit Committee and the Chairs of the Compensation Committee, the Enterprise Risk Committee and the Investment Committee received an additional annual retainer of $35,000. The Nominating & Corporate Governance Committee Chair received an additional annual retainer of $8,000. In addition, each Audit Committee member (other than the Co-Chairs) received an additional annual retainer of $15,000. This annual retainer was raised to $25,000 beginning in 2013.

Stock Ownership Policy

In order to promote equity ownership and further align the interests of the Board with our shareholders, the Board adopted a stock ownership policy for all non-management directors. Under this policy, non-management directors are expected to own, within five years after his or her joining the Board, equity interests of the Company with a value equal to five times the then-current annual cash retainer for serving on the Board. Non-management directors are expected not to sell any Common Shares until they are in compliance with this policy. Mr. Carmilani, our President, Chief Executive Officer and Chairman of the Board, is subject to a stock ownership policy for senior employees as described in “Executive Compensation — Compensation Discussion and Analysis — Stock Ownership Policy.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with MatlinPatterson

In December 2012, the Company through two subsidiaries acquired a minority ownership interest in MatlinPatterson Asset Management L.P. and MatlinPatterson Asset Management (GP) Partners LLC (together, “MPAM”), which are affiliates of MatlinPatterson Global Advisers LLC, an investment management firm (“MatlinPatterson”) and a minority ownership interest in each of two additional affiliates of MatlinPatterson (together with MPAM, the “MP Companies”) for an aggregate purchase price of $20 million. The Chairman of MPAM and co-founder of MatlinPatterson is Mark R. Patterson, a former director of the Company, who resigned from the Board effective May 25, 2012. Mr. Patterson was not a director of the Company when the Company entered into the agreement to acquire its ownership stake in the MP Companies, nor was Mr. Patterson on the Board when the Company negotiated the potential transaction with the MP Companies. The purchase price in the transaction was determined through arms-length negotiations between the Company and the MP Companies.

In connection with this transaction, the Company has also agreed to invest up to $500 million, over time, of its investment portfolio in existing and future credit strategies of the MP Companies. Allied World Assurance Company, Ltd has entered into an agreement with an affiliate of MPAM for certain investment management services related to a portion of the Company’s investment portfolio. This agreement may be terminated by either party upon 30 days prior written notice. Either party may terminate this agreement immediately if the other party commits a material breach that remains uncured for more than 30 days after receiving written notice of such breach. Additionally, Allied World Assurance Company, Ltd may terminate this agreement immediately for cause or upon a change in control of MPAM. In 2012, Allied World Assurance Company, Ltd incurred fees of $0.1 million under this agreement. Our Investment Committee periodically reviews the performance of all of the Company’s investment managers.

The Company believes that these transactions were carried out on terms that are substantially similar to those that would have been obtained by an unrelated third party in similar transactions. In addition, the Company received a fairness opinion from an independent third party with regard to its acquisition of a minority ownership interest in the MP Companies.

Transactions with Affiliates of BlackRock, Inc.

BlackRock Inc. (“BlackRock”) first filed a Schedule 13G with the SEC on February 9, 2012 to report its ownership of over 5% of the Common Shares. Prior to BlackRock acquiring its ownership interest in us, we had entered into agreements in the ordinary course of business with affiliates of BlackRock to provide certain services as discussed below.

On August 9, 2013, BlackRock filed a Schedule 13G/A with the SEC to report its ownership had decreased below 5% of the Common Shares.

Investment Accounting

As of April 1, 2009, Allied World Assurance Company, Ltd entered into an amended and restated accounting services agreement with BlackRock Financial Management Inc. (“BlackRock Financial”) for certain accounting services related to the Company’s investment portfolio. Beginning April 1, 2012, this agreement automatically renews for successive one-year terms unless either party provides a written notice to terminate at least 60 days in advance of the expiration of a current term. Either party may terminate this agreement before a scheduled termination date if the other party commits a material breach that remains uncured for more than 30 days after receiving written notice of such breach. In 2012, Allied World Assurance Company, Ltd incurred fees of $0.8 million under this agreement.

Risk Measurement of Investment Portfolio

As of April 1, 2009, Allied World Assurance Company, Ltd also entered into an agreement with BlackRock Financial for certain risk measurement reporting services related to the Company’s investment portfolio. Beginning May 26, 2015, this agreement automatically renews for successive one-year terms unless either party provides a written notice to terminate at least 90 days in advance of the expiration of a current term. Either party may terminate this agreement before a scheduled termination date if the other party commits a material breach that remains uncured for more than 30 days after receiving written notice of such breach. In 2012, Allied World Assurance Company, Ltd incurred fees of $1.1 million under this agreement.

Investment Management Services

As of September 27, 2011, Allied World Assurance Company, Ltd entered into an agreement with BlackRock Financial for certain investment management services related to a portion of the Company’s investment portfolio. This agreement may be terminated by either party upon 30 days prior written notice. Either party may terminate this agreement immediately if the other party commits a material breach that remains uncured for more than 30 days after receiving written notice of such breach. Additionally, Allied World Assurance Company, Ltd may terminate this agreement immediately for cause or upon a change in control of BlackRock Financial. In 2012, Allied World Assurance Company, Ltd incurred fees of $1.5 million under this agreement. Our Investment Committee periodically reviews the performance of all of the Company’s investment managers. Allied World Assurance Company, Ltd terminated this agreement effective September 1, 2013.

Transactions with BlackRock in the Ordinary Course of Business

BlackRock from time-to-time has entered into insurance policies with subsidiaries of the Company. All of these transactions are entered into in the ordinary course of business on substantially the same terms as those offered to other customers. In 2012, BlackRock paid premiums to us of approximately $0.8 million for such policies.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Audit Committee charter, the Audit Committee reviews and approves the related-party transactions we enter into. We do not have formal written standards in connection with the review and approval of related-party transactions as we believe each transaction should be analyzed on its own merits. In making its decision, the Audit Committee reviews, among other things, the relevant agreement, analyzes the specific facts and circumstances and speaks with, or receives a memorandum from, management that outlines the background and terms of the transaction. As insurance and reinsurance companies enter into various transactions in the ordinary course of business, the Audit Committee does not review these types of transactions to the extent they are open-market transactions that happen to involve related parties.

PRINCIPAL SHAREHOLDERS

The table below sets forth information as of September 3, 2013 regarding the beneficial ownership of our Common Shares by:

•	each person known by us to beneficially own more than 5% of our outstanding Common Shares,

•	each of our directors and our nominee for director,

•

our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), our former CFO (who left the Company as of December 31, 2012) and our three other most highly compensated officers who were serving as executive officers at the end of our 2012 fiscal year (collectively, our “named executive officers” or “NEOs”), and

•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Beneficial Owner of Common Shares(1)
	Number of Common Shares		Percentage of Common Shares
Artisan Partners Holdings LP(2) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	2,022,733		6.0%
ClearBridge Investments LLC(3) 620 8th Avenue, New York, NY 10018	1,819,007		5.4%
FMR LLC (4) 82 Devonshire Street, Boston, MA 02109	1,859,391		5.5%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd., Malvern, PA 19355	2,119,531		6.2%
Barbara T. Alexander	5,772	(6)	*
Scott A. Carmilani	448,241	(7)	1.3%
James F. Duffy	10,640		*
Bart Friedman	11,932		*
Scott Hunter	9,802		*
Patrick de Saint-Aignan	6,937		*
Eric S. Schwartz	0		*
Samuel J. Weinhoff	10,850		*
Thomas A. Bradley	1,289		*
Wesley D. Dupont	87,676	(8)	*
Frank N. D’Orazio	61,294	(9)
W. Gordon Knight	44,228	(10)	*
Joan H. Dillard	152,851	(11)	*
All directors and executive officers as a group (16 persons)	871,403	(12)	2.6%

*	Less than 1%.

(1)	Pursuant to the regulations promulgated by the SEC, our Common Shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of our Common Shares, whether or not such person has any pecuniary interest in our Common Shares, or the right to acquire the power to vote or dispose of our Common Shares within 60 days of September 3, 2013, including any right to acquire through the exercise of any option, warrant or right. As of September 3, 2013, we had 33,991,936 Common Shares issued and outstanding. All amounts listed represent sole voting and dispositive power unless otherwise indicated.

(2)

Based on information reported on Schedule 13G/A, as filed with the SEC on February 6, 2013 jointly by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (“Artisan Investments”), ZFIC, Inc (“ZFIC”) and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (who, together with Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments and ZFIC are referred to herein as the “Artisan Parties”), the Artisan Parties are the beneficial owners of 2,022,733 Common Shares acquired on behalf of discretionary clients of Artisan Holdings and Artisan Partners who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. To the knowledge of the Artisan Parties, no such client was known to have an economic interest in more than 5% of the Common Shares. According to this Schedule 13G/A, the Artisan Parties have the following dispositive powers with respect to the Common Shares: (a) sole voting power: none; (b) shared voting power: 1,938,450; (c) sole dispositive power: none; and (d) shared dispositive power: 2,022,733.

(3)	Based on information reported on Schedule 13G/A, as filed by ClearBridge Investments, LLC, an investment advisor (“ClearBridge”), with the SEC on February 14, 2013, ClearBridge has sole voting power over 1,808,479 Common Shares, sole dispositive power over 1,819,007 Common Shares and has no shared voting power and no shared dispositive power over any of these shares.

(4)	Based on information reported on Schedule 13G, as filed by FMR LLC (“FMR”) and Edward C. Johnson III with the SEC on February 14, 2013, FMR, Mr. Johnson and Fidelity Management & Research Company are the beneficial owners of 1,859,391 Common Shares. Various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. To the knowledge of FMR and Mr. Johnson, no one person was known to have an economic interest in more than 5% of the Common Shares. According to this Schedule 13G/A, FMR has sole voting power over 10,071 Common Shares and sole dispositive power over 1,859,391 Common Shares and has no shared voting power and no shared dispositive power over any of these shares.

(5)	Based on information reported on Schedule 13G, as filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 21, 2013, Vanguard has the following powers with respect to the Common Shares: (a) sole voting power: 26,617; (b) shared voting power: none; (c) sole dispositive power: 2,094,614; and (d) shared dispositive power: 24,917.

(6)	Includes 3,722 Common Shares held by Ms. Alexander as co-trustee for the Stiles Family Trust dated November 20, 2007.

(7)	Includes stock options exercisable to purchase 42,402 Common Shares and 43,000 Common Shares held by an irrevocable trust for the benefit of Mr. Carmilani’s spouse and children.

(8)	Includes stock options exercisable to purchase 28,255 Common Shares.

(9)	Includes stock options exercisable to purchase 2,677 Common Shares.

(10)	Includes stock options exercisable to purchase 21,795 Common Shares.

(11)	Ms. Dillard’s holdings are reported as of December 31, 2012, the date she ceased to be employed by the Company, and consequently her shares are not included in the aggregate total provided in the table above.

(12)	Includes stock options exercisable to purchase 126,100 Common Shares.

EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of your Board. The following table identifies the executive officers of the Company, including their respective ages and positions as of the date hereof.

Name	Age	Position
Scott A. Carmilani(1)	49	President, Chief Executive Officer and Chairman of the Board
John R. Bender	48	President, Allied World Reinsurance Management Company
Thomas A. Bradley	56	Executive Vice President & Chief Financial Officer
Wesley D. Dupont	44	Executive Vice President & General Counsel
Frank N. D’Orazio	45	President-Bermuda and International Insurance, Allied World Assurance Company, Ltd
John J. Gauthier	51	Executive Vice President & Chief Investment Officer President, Allied World Financial Services
Marshall J. Grossack	53	Executive Vice President-Chief Actuary
W. Gordon Knight	54	President, Allied World Assurance Company (U.S.) Inc and Allied World National Assurance Company
John J. McElroy	48	Chief Operating Officer
Kent W. Ziegler	51	Senior Vice President, Finance & Chief Accounting Officer

(1)	Please see Mr. Carmilani’s biography under “Election of Director” earlier in this Proxy Statement.

John R. Bender has been the President of the Allied World Reinsurance Management Company since February 2012 and oversees the Company’s reinsurance platform on a global basis. From August 2009 to February 2012, he served as the President and Chief Operating Officer of Allied World Reinsurance Company, a subsidiary of the Company. He joined us in November 2007 as the Chief Operating Officer of Allied World Reinsurance Company. From November 2007 through November 2011, Mr. Bender was responsible for establishing and expanding the Company’s U.S. reinsurance platform and for overseeing its day-to-day operations. Since December 2011, Mr. Bender has assumed responsibility for providing strategic leadership and executing business strategies for the Company’s global reinsurance operations. Prior to joining us, Mr. Bender held several senior management positions at Platinum Underwriters Holdings, Ltd., including Chief Underwriting Officer, Casualty from November 2005 to October 2007 and Senior Vice President, Commercial Liability Products from October 2002 to November 2005. From 1989 to October 2002, he held numerous claims and underwriting positions with St. Paul Reinsurance Management Company.

Thomas A. Bradley joined the Company as Executive Vice President & Chief Financial Officer in September 2012. Prior to joining us, Mr. Bradley had served as the Chief Financial Officer of Dorsey & Whitney LLP, a large international law firm, since August 2011. From April 2009 to April 2011, Mr. Bradley served in various financial positions at the Fair Isaac Corporation, a business services company, including as its Executive Vice President and Chief Financial Officer. From April 2004 to February 2009, Mr. Bradley served in various financial and operational positions at Zurich Financial North America, a financial services company, including as its Executive Vice President and Chief Financial Officer. Prior to that, he held a host of senior financial and operational positions at USF&G Corporation/St Paul Companies.

Wesley D. Dupont has been our Executive Vice President & General Counsel since September 2009 and presently oversees the Company’s legal, compliance, claims and human resources functions on a global basis.

From December 2005 to September 2009, he served as our Senior Vice President, General Counsel and served as the Company’s Corporate Secretary through May 2012. In November 2003, Mr. Dupont began working for American International Company Limited, a subsidiary of AIG, and began providing legal services to us pursuant to a former administrative services contract with American International Company Limited. Through that contract, Mr. Dupont served as our Senior Vice President, General Counsel and Secretary from April 2004 until November 30, 2005. As of December 1, 2005, Mr. Dupont became an employee of our Company. Prior to joining American International Company Limited, Mr. Dupont worked as an attorney at Paul, Hastings, Janofsky & Walker LLP, a large international law firm, where he specialized in general corporate and securities law. From April 2000 to July 2002, Mr. Dupont was a Managing Director and the General Counsel for Fano Securities, LLC, a specialized securities brokerage firm. Prior to that, Mr. Dupont worked as an attorney at Kelley Drye & Warren LLP, another large international law firm, where he also specialized in general corporate and securities law.

Frank N. D’Orazio has been the President — Bermuda and International Insurance of Allied World Assurance Company, Ltd, a subsidiary of the Company, since September 2009 where he is responsible for providing strategic leadership and executing business strategies for the Bermuda, Europe and Asia insurance platforms. Prior to that, he served as the Chief Underwriting Officer of Allied World Assurance Company, Ltd since September 2008. From March 2005 to September 2008, Mr. D’Orazio was the company’s Senior Vice President–General Casualty where he was responsible for managing the company’s general casualty and healthcare operations in Bermuda, Europe and the United States. Mr. D’Orazio joined the company in June 2003 as Vice President— General Casualty. Prior to joining our company, Mr. D’Orazio worked for the retail insurance market arm of American Re-Insurance from August 1994 to May 2003, where he held a succession of underwriting and management positions. Mr. D’Orazio held various underwriting positions in the excess casualty division of Chubb from June 1990 to July 1994.

John J. Gauthier, CFA, has been our Executive Vice President & Chief Investment Officer since May 2011 and oversees the management of the Company’s investment portfolio. In September 2012, he was also named President of Allied World Financial Services, Inc. and Allied World Financial Services, Ltd, subsidiaries of the Company. Since March 2010, he has served as the Executive Vice President and Chief Investment Officer of AWAC Services Company, a subsidiary of the Company. From October 2008 through February 2010, he served as Senior Vice President and Chief Investment Officer of AWAC Services Company. Previous to joining our company, Mr. Gauthier was Global Head of Insurance Fixed Income Portfolio Management at Goldman Sachs Asset Management from February 2005 to September 2008. Prior to that position, from 1997 to January 2005 he was Managing Director and Portfolio Manager at Conning Asset Management where he oversaw investment strategy for all property and casualty insurance company clients. Mr. Gauthier also served as Vice President at General Reinsurance/New England Asset Management, as well as a Portfolio Manager at General Reinsurance.

Marshall J. Grossack has been our Executive Vice President-Chief Actuary since September 2009. He served as our Senior Vice President and Chief Corporate Actuary from July 2004 to September 2009. From June 2002 until July 2004, Mr. Grossack was a Vice President and Actuary for American International Company Limited, a subsidiary of AIG, and provided services to us pursuant to a former administrative services contract with American International Company Limited. From June 1999 until June 2002, Mr. Grossack worked as the Southwest Region Regional Actuary for subsidiaries of AIG in Dallas, Texas.

W. Gordon Knight has been President of Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company since May 2008. He joined Allied World National Assurance Company as President, U.S. Operations, Distribution and Marketing in January 2008. Prior to joining us, Mr. Knight was the President of Sales & Marketing for AIG Domestic Brokerage Group from 2005 to January 2008. Prior to that, he was President of AIG WorldSource since 2000. Mr. Knight was also the Executive Vice President of Regional Operations for Commercial Lines for American International Underwriters, Japan and held various other senior management positions during his 26 years at AIG.

John J. McElroy was appointed the Chief Operating Officer of the Company in March 2012. In this role, he oversees the Company’s operations and administration, information technology, ceded reinsurance and project management on a global basis. From May 2008 through February 2012, Mr. McElroy served as President,

Professional Lines, of Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company and oversaw the underwriting of all directors and officers liability, errors and omissions liability and medical malpractice liability insurance products by the Company’s U.S. insurance operations. From June 2004, when he joined us, through April 2008, Mr. McElroy served as our Senior Vice President, Field Operations Officer, during which time he was responsible for expanding the Company’s U.S. insurance operations, developing its network of U.S. offices and increasing brand and product visibility. Prior to joining the Company, Mr. McElroy worked with Gulf Insurance Group for 12 years where he held various underwriting and other senior management positions. He began his career at AIG underwriting directors and officers liability insurance for large commercial risks.

Kent W. Ziegler has been our Senior Vice President, Finance and Chief Accounting Officer since February 2013. Prior to joining us, from January 2010 through January 2013, Mr. Ziegler served as the Senior Vice President and Chief Financial Officer of the Retail Real Estate Division of JPMorgan Chase & Co. From 2005 to 2009, Mr. Ziegler served in JPMorgan Chase’s Business Banking Division, most recently as the Senior Vice President and Chief Financial Officer. From 1989 to 2004, Mr. Ziegler served in various financial and operational positions at Gulf Insurance Group, including as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer. He began his career in public accounting at Ernst & Young.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Overview.    We are an insurance and reinsurance company that underwrites a diversified portfolio of property and casualty insurance and reinsurance lines of business.

In accordance with the rules of the NYSE, a majority of the members of the Board are independent and the Compensation Committee is presently comprised of six independent Board members. The Board has adopted a Compensation Committee Charter discussed elsewhere in this Proxy Statement. The Compensation Committee oversees our compensation programs and makes recommendations to the Board. Pursuant to Swiss law, the Board is required to make all final compensation decisions regarding the NEOs. We have achieved considerable growth since our inception in November 2001 and our compensation programs and plans have been designed to reward executives who contribute to our continuing success.

The Compensation Committee has selected Farient Advisors, LLC (“Farient”) as the committee’s independent advisor. The Compensation Committee has assessed the independence of Farient pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Farient from serving as an independent consultant to the Compensation Committee. At the committee’s direction, Farient has conducted an extensive review of the Company’s executive compensation strategy and programs to ensure strong alignment between executive compensation, business strategy and long-term shareholder value creation. The Compensation Committee seeks to ensure that the executive compensation program properly supports the execution of the Company’s strategy, while providing appropriate incentive and reward opportunities to the NEOs to enhance long-term value. Following a comprehensive review of our compensation levels (which generally showed the Company’s pay positioning, for executives as a group, to be at approximately the 50th percentile for salary and bonus, and at the 75th percentile for long-term incentives and total direct compensation) and a review of our performance, the Compensation Committee determined that it should continue to use the market and performance data as a reference when making decisions regarding executive pay. Utilizing market and performance data is intended to ensure that our compensation practices are prudent and competitive and that our compensation program rewards performance that supports the Company’s business objectives and financial success.

The Compensation Committee assessed Allied World’s key performance measures in order to determine which measures provided the strongest link to long-term shareholder value. As a result of this analysis, the Compensation Committee validated that earnings before interest and taxes (“EBIT”) plus other comprehensive income and adjusted return on equity (“ROE”) relative to the Peer Group (as discussed herein) were important performance measures for Allied World that also correlated to shareholder value creation. Therefore, Allied World’s 2013 cash bonus program is structured in the same way as its 2012 program, including measuring a non-quantitative portion against a corporate scorecard to provide the Compensation Committee with more clarity and definition around non-formulaic goals. The Company’s compensation program uses adjusted ROE relative to the Peer Group for both its short and long-term compensation programs because (i) the measure correlates closely with shareholder value over both the short- and longer-term; (ii) the Compensation Committee believes that utilizing the same metric for both the short and long-term compensation programs ensures that short-term management decisions are not influenced by short-term gain at the expense of long-term performance; (iii) by using the same metric, the Compensation Committee is promoting sustained performance of the Company in this area over both the short and longer-term; and (iv) ROE is a widely-used financial metric in the insurance and reinsurance industry in assessing company performance. The Compensation Committee also believes that it is important to use both absolute and relative performance measures to help ensure that the Company’s compensation program is linked to key internal objectives while also sensitive to how Allied World performs relative to its peers.

The Compensation Committee has developed a strategy for Allied World’s equity-based compensation program component. The Compensation Committee adopted a defined equity award mix that continues to emphasize long-term performance orientation, while helping to minimize shareholder dilution. To that end, 2012 time-vested RSUs will be settled 20% in equity and 80% in cash and performance-based awards will be settled 40% in equity and 60% in cash. In 2013, time-vested RSUs will be settled 100% in cash and performance-based awards will be settled 40% in equity and 60% in cash. Similar to the cash bonus program, various performance metrics were assessed for the three-year, performance-based awards in order to determine which measures provided a strong link to long-term shareholder value. In 2012 and 2013, the three-year performance period will be measured equally by adjusted book value compounded annual growth and adjusted return on equity relative to the Peer Group. For more information on the financial metrics for the Company’s performance-based awards, please see “— Equity-Based Compensation — 2012 Equity Awards — Financial Metrics” and “— Equity-Based Compensation — 2013 Equity Awards — Performance-Based Award Grants in February 2013”.

Compensation Philosophy.    The Compensation Committee believes that an effective executive compensation program is one that is designed to (i) reward strong Company and individual performance, (ii) align the interests of the NEOs with the Company’s shareholders and (iii) balance the objectives of pay-for-performance and retention. The insurance and reinsurance industry is very competitive, cyclical and often volatile, and the Company’s success depends in substantial part on its ability to attract and retain successful, high-achieving employees who will remain motivated and committed to the Company during all insurance industry cycles.

NEO Compensation Structure.    In keeping with this philosophy, our NEO compensation structure is comprised of cash compensation primarily consisting of base salary and annual cash bonus, and long-term equity-based compensation consisting of RSUs and performance-based awards granted under the Stock Incentive Plan and stock options granted under the Company’s Third Amended and Restated 2001 Employee Stock Option Plan (the “Stock Option Plan”). For 2012, the Compensation Committee targeted total direct compensation for our NEOs to be approximately at the top quartile (75th percentile) of the Peer Group described herein, given the Company’s performance and other factors, including individual performance, job responsibilities, geographic location and the NEO’s ability to help the Company achieve its goals and objectives with a significant emphasis on rewarding sustained, long-term performance.

Compensation Objectives

The Compensation Committee’s objectives for the Company’s compensation program include:

•	Driving and rewarding employee performance that supports the Company’s business objectives and financial success;

•	Attracting and retaining talented and highly-skilled employees;

•

Aligning the interests of the NEOs with the Company’s shareholders by (i) having a substantial portion of compensation in long-term, performance-based equity awards, a large portion of which is “at risk” with vesting dependent on the Company achieving certain performance targets, particularly at the senior officer level where such person can more directly affect the Company’s financial success; and (ii) tying incentive opportunity to a blend of metrics that promote focus on key company objectives, correlate with the creation of shareholder value and encourage prudent risk taking; and

•	Remaining competitive with other insurance and reinsurance companies, particularly other insurance and reinsurance companies with which the Company competes for talent.

Compensation Oversight and Process

The Compensation Committee has established a number of processes to assist it in ensuring that NEO compensation is achieving its objectives. Among those are:

•	Assessment of the Company’s performance on both an absolute and relative basis;

•	Assessment of individual performance via interactions with the CEO and other NEOs;

•	Engaging an independent compensation consultant that reports directly to the committee;

•	Assessment of risks associated with the Company’s compensation program;

•	Assessment of perquisites;

•	Pay-for-performance analysis; and

•	Total compensation review, which includes:

•	Benchmarking pay levels for base salary, annual cash bonuses, long-term incentive compensation and total direct compensation;

•	Reviewing perquisites and contributions to retirement plans; and

•	Reviewing the design of the compensation program, including goal-setting and calibrating the level of pay with performance.

In determining the level of compensation for the NEOs, both quantitative and qualitative factors of the Company’s and each NEO’s performance are analyzed.

Assessment of Company Performance

The Company’s performance was assessed using various factors that the Compensation Committee believed, and have been demonstrated analytically, to be relevant to creating value for our shareholders. These factors included growth in book value, EBIT plus other comprehensive income, ROE, Common Share price performance and the Company’s combined ratio (a measure of its underwriting performance). In recent years there has been excess capacity and increased competition in the insurance and reinsurance industry as well as the continuing U.S. and international economic turmoil, which have affected the Company’s underwriting and investment results. Despite these challenging market conditions, the Company performed strongly in 2012 on both an absolute basis and relative to its peers. During 2012, the Company’s gross written premiums increased by 20%, it had a combined ratio of 94.5%, its diluted book value per share (adjusted for dividends) grew by 17.5%, its return on equity was 15.3% and it had net premiums growth of 19.8%. On a relative basis against its Peer Group, the Company was first in diluted book value per share growth (adjusted for dividends) and in return on equity, second in stock price appreciation and in net premiums written growth, and fifth in combined ratio (a measure of underwriting performance) during 2012. The Company also performed well relative to its peers.

Assessment of Individual Performance

All of the Company’s NEOs have specific objectives that are established at the beginning of each year. Each NEO’s performance (other than our CEO’s performance) is reviewed annually by Mr. Carmilani, our CEO, based on his or her individual skills and qualifications, management responsibilities and initiatives, staff development and the achievement of departmental, geographic and/or established business goals and objectives, depending on the role of the NEO. Each NEO’s performance was assessed on both Company and individual achievements in light of current market conditions in the insurance and reinsurance industry. Mr. Carmilani’s performance was reviewed by the Compensation Committee and was also assessed on both the Company’s achievements and his individual achievements in light of current market conditions in the insurance and reinsurance industry. In 2012, these performance reviews formed the basis on which compensation-related decisions were made for annual cash bonuses and grants of performance-based and time-vested RSU awards, as well as 2013 base salaries and target bonus opportunities. Due to the potential volatility of the insurance and reinsurance industry and thus the Company’s financial results, the Compensation Committee believes that solely quantitative performance measures are not appropriate for rewarding NEO performance.

Roles of the CEO and the Compensation Committee.    The Compensation Committee recommends to the Board for approval the Company’s compensation programs and the total amount available for the base salaries, cash bonuses and equity-based compensation for the NEOs and the other executive officers as a group. The Compensation Committee determines the Company’s compensation philosophy and objectives and sets the framework for the NEOs’ compensation structure. Within this framework, Mr. Carmilani, our CEO, is responsible for recommending to the Compensation Committee all aspects of compensation for each NEO, excluding himself. He reviews the recommendations, survey data and other materials provided to him by our Human Resources Department and Farient as well as proxy statements and other publicly available information. He also assesses the Company’s and each NEO’s performance as described above. The conclusions and recommendations resulting from these reviews and consultations, including proposed salary adjustments, annual cash bonus amounts and equity award amounts, are then presented to the Compensation Committee for its review and consideration. The Compensation Committee has discretion to modify any recommendation it receives from Mr. Carmilani, but strongly relies on his recommendations.

The Role of Farient Advisors, LLC, Our Independent Compensation Consultant.    The Compensation Committee directed Farient to conduct analyses on key aspects of NEO and other senior officer pay and performance, and to provide recommendations about compensation plan design. Farient reports directly to the Compensation Committee and in 2012 did not provide any non-executive consulting services to the Company that would require disclosure under SEC rules. Farient meets with members of senior management to gain a greater understanding of key issues facing the Company and to review its cash and equity compensation programs. The Compensation Committee meets separately with Farient to review in detail all compensation-related decisions regarding the CEO as well as the structure of the Company’s compensation programs. During this review, the Compensation Committee also receives Farient’s analyses of the Peer Group, NEO pay and performance for the Company and its peers, a compensation risk assessment, analyses of compensation best practices and current compensation trends.

The Role of Shareholder Say-on-Pay Votes.    The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (the “say-on-pay proposal”). At the Company’s Annual Shareholder Meeting held in May 2012, 99.7% of the votes cast were in favor of the say-on-pay proposal. The Compensation Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation, and the committee did not change its approach in 2012. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs and other senior officers at the Company.

The Board and NEO Interactions.    The Board has the opportunity to meet with the NEOs regularly during the year. In 2012, the Company’s NEOs met with and made presentations to the Board regarding their respective business lines or responsibilities. The Company believes that the interaction among its NEOs and the Board is important in enabling the Board, including the members of the Compensation Committee, to form its own assessment of each NEO’s performance.

Timing of Awards.    The Compensation Committee believes that compensation decisions regarding employees should be made after year-end results have been determined to better align employee compensation with Company performance and shareholder value. This requires that annual cash bonuses, equity awards and base salary adjustments be determined after year-end financials have been prepared and completed. The Compensation Committee’s policy is to approve compensation decisions at its regularly scheduled meeting during the first quarter of the year.

Benchmarking

Compensation Benchmarking to Peer Group.    The Compensation Committee has adopted a peer group consisting of 14 insurance and reinsurance companies for compensation benchmarking purposes (the “Peer Group”). The companies in the Peer Group were selected primarily because they are similar to the Company based on total revenue, net income, book value and market capitalization, their percentage mix of U.S. and non-U.S. business written, their percentage mix of insurance and reinsurance business written, their A.M. Best Company financial strength rating and/or their focus on specialty insurance and reinsurance. The Peer Group is comprised of: Arch Capital Group Ltd., Alterra Capital Holdings Limited, Argo Group International Holdings, Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., The Hanover Insurance Group, Inc., HCC Insurance Holdings, Inc., Markel Corporation, The Navigators Group, Inc., OneBeacon Insurance Group, Ltd., Pro Assurance Corporation, RLI Corp. and W. R. Berkley Corporation. Each year, the Peer Group is reviewed by the Compensation Committee with the assistance of Farient and executive management in terms of its continued relevance for pay and performance comparisons and updated as appropriate.

Data from the Peer Group and survey and market data are used to assess pay for the NEOs, to assess the design of the annual cash bonus plan and long-term equity plan, and to assess the Company’s pay and performance levels relative to the Peer Group. The market data, which includes both Peer Group data and third-party survey data covering property and casualty insurance and reinsurance companies, is used as a frame of reference for setting the total cash and total direct compensation of our NEOs, and shows compensation paid at the 25th percentile, the median and the 75th percentile. Utilizing market data provided by an independent third party is intended to ensure that our compensation practices are both prudent and competitive.

Assessment of Risks Associated with Compensation

The Compensation Committee has evaluated certain risks associated with the Company’s compensation policies and programs. As part of this evaluation, the Compensation Committee reviewed and analyzed each element of compensation and Farient performed a detailed compensation risk assessment. In its assessment, Farient established both quantitative and qualitative criteria for assessing the Company’s compensation programs, and evaluated numerous elements of the Company’s pay mix, its compensation-related performance measurements, governance and the Company’s processes and procedures that mitigate risk in its compensation programs. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with the Company’s business plan. Based on this assessment, the Company concluded that it has a balanced pay and performance program that does not promote excessive risk taking. Farient agreed with this conclusion.

Executive Officer Succession Planning

As set forth in the Company’s Corporate Governance Guidelines, the independent members of the Board oversee succession planning for our Chief Executive Officer and our other executive officers. Management identifies high potential internal candidates for additional responsibilities, new positions or promotions to expose them to diverse operations within the Company, with the goal of developing well-rounded and experienced senior leaders. The Board regularly reviews potential internal candidates with our Chief Executive Officer for various executive officer positions, which review includes development needs and developmental progress with respect to specific individuals. Directors engage with such candidates at Board and committee meetings and periodically in less formal settings to allow personal assessment of candidates by our directors. The Board also reviews the overall qualifications, tenure and experience of our executive officers. The Board believes that retaining highly qualified management is critical to the Company’s continued performance and to successful succession planning.

Total Compensation Review

Each year, the Compensation Committee reviews a summary report or “tallysheet” prepared by the Company for each NEO as well as the other executive officers. The purpose of a tallysheet is to show the aggregate dollar value of each officer’s total annual compensation, including base salary, annual cash bonus, equity-based compensation, perquisites and all other compensation earned over the past two years. The tallysheet also shows amounts payable to each NEO upon termination of his or her employment under various severance and change-in-control scenarios. Tallysheets are reviewed by our Compensation Committee for informational purposes.

The table below reflects the process and philosophy by which the Compensation Committee calculated executive compensation in 2012 for its NEOs currently employed by the Company and is intended to assist shareholders in understanding the elements of total compensation as determined by the Compensation Committee. This information differs from the calculation of total compensation in accordance with the disclosure rules of the SEC, primarily by disclosing the grant date fair value of equity awards granted in 2013 for the prior year 2012 performance. A table further on in this Proxy Statement under the heading “Summary Compensation Table” reflects the SEC methodology. The following discussion describes the relationship between the amounts reported in the table below and those amounts reported in the Summary Compensation Table and related tables. While the table below is presented to explain how the Compensation Committee determines compensation, the table and its accompanying disclosure are not a substitute for the tables and disclosures required by the SEC’s rules. The tables and related disclosures required by the SEC’s rules begin on page 38.

Named Executive Officer	Base Salary(1)	Cash Bonus Paid in 2013 for 2012 Performance(3)	Time-Vested RSUs Granted in 2013 for 2012 Performance(4)(5)	Performance- Based Awards Granted in 2013 for 2012 Performance(4)(5)	2012 Total Compensation(6)
Scott A. Carmilani	$1,000,000	$1,750,000	$1,450,012	$4,349,952	$8,549,964
Thomas A. Bradley(2)	$500,000	$100,000	$187,507	$562,435	$1,349,942
Wesley D. Dupont	$445,000	$785,000	$250,037	$750,027	$2,230,064
Frank N. D’Orazio	$440,000	$770,000	$199,996	$599,988	$2,009,984
W. Gordon Knight	$566,000	$990,500	$375,013	$1,125,040	$3,056,553

(1)	The base salary amounts set forth in this column represent the 2012 base salary rates for the applicable NEO. Certain base salaries became effective March 2012; therefore, these amounts may differ from the base salary amounts actually paid during calendar year 2012 and as shown in the Summary Compensation Table below. Effective as of March 1, 2013, Messrs. Dupont’s and D’Orazio’s base salaries were increased to $500,000 and Mr. Knight’s base salary was increased to $580,000.

(2)	Mr. Bradley joined us in September 2012 and also received a $200,000 sign-on bonus.

(3)	The amounts disclosed above in the “Cash Bonus Paid in 2013 for 2012 Performance” column represent cash bonuses earned under our 2012 annual cash bonus program with respect to 2012 performance that were paid in early March 2013. In accordance with SEC disclosure rules, these payments are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below for 2012.

(4)	As to equity compensation, the columns above reflect equity-based awards granted in the year for which they were awarded. Although the Compensation Committee granted time-vested RSUs and performance-based awards in 2013 with respect to the performance of the NEOs during 2012, under SEC rules these awards will be reflected in the Summary Compensation Table in the Company’s 2014 Proxy Statement.

(5)

The dollar values disclosed above in the “Time-Vested RSUs Granted in 2013 for 2012 Performance” column and “Performance-Based Awards Granted in 2013 for 2012 Performance” column have been calculated using a fair value as of February 19, 2013 of $84.96 per Common Share, the daily volume-weighted average sales price of the Common Shares for the 20 consecutive trading days up to and including the second trading day prior to February 19, 2013. The amounts disclosed in the Stock Awards column of the

Summary Compensation Table below reflect the full grant date fair value of awards issued in February 2012. In February 2013, Mr. Carmilani received 17,067 RSUs and 51,200 performance-based awards; Mr. Bradley received 2,207 RSUs and 6,620 performance-based awards; Mr. Dupont received 2,943 RSUs and 8,828 performance-based awards; Mr. D’Orazio received 2,354 RSUs and 7,062 performance-based awards; and Mr. Knight received 4,414 RSUs and 13,242 performance-based awards. For the RSU awards, the NEOs will receive 100% in cash on the applicable vesting date. For the performance-based awards, the NEOs will receive 40% in Common Shares and 60% in cash on the applicable vesting date. For more information on these equity-based awards, please see “— Equity-Based Compensation — 2013 Equity Awards — Time-Vested RSU Awards” and “— Equity-Based Compensation — 2013 Equity Awards — Performance-Based Award Grants in February 2013”.

(6)	The amounts disclosed in the table above under the heading “2012 Total Compensation” and the amounts reported in the Total column of the Summary Compensation Table below differ for two principal reasons. The first is due to the SEC’s disclosure requirements with respect to equity awards, as described above in footnote 4 to this table. The second is that the Total column in the Summary Compensation Table includes other amounts of compensation deemed by the SEC’s disclosure rules to have been earned in 2012, including certain other compensation that the Compensation Committee does not consider conceptually as a component of total compensation, as such amounts are viewed by the Compensation Committee as either de minimis or provided to all employees (such as Company contributions under the Company’s 401(k) plan) or a necessary result of certain of the Company’s executive officers being located in Bermuda or having relocated from Bermuda and not related to an executive’s performance with respect to a given year.

Components of Executive Compensation

Total compensation for the NEOs consists of the following components:

•	Base salary;

•	Annual cash bonus;

•	Equity-based compensation, through grants of time-vested RSUs and performance-based awards;

•	Perquisites; and

•	Retirement, health and welfare benefits.

Cash Compensation

Base Salary

Base salary is the fixed element of each NEO’s annual cash compensation. Having competitive base salaries is an important part of attracting and retaining key employees. Base salaries are benchmarked to our Peer Group and survey and market data and are also impacted by the NEO’s performance as well as the Company’s performance. In February 2013 and 2012, the Compensation Committee reviewed the base salaries of our NEOs with the objective of ensuring that base salaries remained competitive.

Annual Cash Bonus

The Company pays annual cash bonuses pursuant to its cash bonus program, which is designed to align individual performance with the Company’s performance and earnings growth objectives for the year. The Company’s annual cash bonus program is another important element in retaining talented employees, rewarding performance and promoting disciplined progress toward long-term company goals. Cash bonuses paid to our NEOs for 2012 appear in the Summary Compensation Table below in the “Non-Equity Incentive Plan Compensation” column.

Cash Bonus Program.    The Company has established a structured, yet flexible, cash bonus program that has been implemented by the Compensation Committee. The cash bonus program has two facets: (1) an overall cash bonus pool that is funded and out of which individual annual cash bonuses are paid; and (2) a process by which individual annual cash bonuses are determined. For each senior officer eligible to participate in the cash bonus program, a target bonus percentage was established in February 2012 for the participant’s 2012 cash bonus and in February 2013 for the participant’s 2013 cash bonus. Each officer’s target bonus was based on a percentage of his or her base salary. Target bonus percentages for the NEOs and other senior officers were recommended by the CEO and approved by the Compensation Committee. The CEO’s target bonus percentage was determined solely by the Compensation Committee.

Our NEOs were or will be eligible to receive an annual cash bonus based on a percentage of their annual base salary as follows:

Name	2012 Bonus Target Percentage	2013 Bonus Target Percentage
Scott A. Carmilani	100%	100%
Thomas A. Bradley(1)	—	100%
Wesley D. Dupont	100%	100%
Frank N. D’Orazio	100%	100%
W. Gordon Knight	100%	100%
Joan H. Dillard(2)	100%	N/	A

(1)	Mr. Bradley joined us in September 2012 and was not eligible to participate in the 2012 annual cash bonus pool.

(2)	Ms. Dillard retired effective as of December 31, 2012.

The methodology used to determine the annual cash bonus pool from which individual bonuses are paid contains both a formulaic element and a non-formulaic element. The formulaic element is comprised of two financial metric components, each of which makes up one-third of the cash bonus pool funding, and the non-formulaic element makes up the remaining one-third. The maximum funding for each formulaic metric is 200%, the maximum funding for the non-formulaic metric is 150% and the aggregate maximum funding for the 2012 annual cash bonus plan is capped at 182%. The objective is to provide structure and predictability for the Company’s senior officers while also permitting the Compensation Committee to take actions when necessary in light of the cyclicality and volatility of the insurance and reinsurance industry.

The Formulaic Element.    For the 2012 year, the Compensation Committee approved EBIT plus other comprehensive income and adjusted ROE (as defined below) relative to the Peer Group as the financial metric components to establish funding targets under the annual cash bonus pool.

EBIT Plus Other Comprehensive Income.    For EBIT plus other comprehensive income, the three target categories approved were (1) Minimum Target, (2) Target and (3) Maximum Target. The Minimum Target category was based on the Company achieving 70% of its EBIT plus other comprehensive income goal, and if the Company reached this goal, then this component of the cash bonus pool would be 50% funded. If the Company achieved less than 70% of the EBIT plus other comprehensive income goal, then this component would not be funded. The Target category was based on the Company achieving 100% of its EBIT plus other comprehensive income goal, and if the Company reached this goal, then this component of the cash bonus pool would be 100% funded. The Maximum Target category was based on the Company achieving 160% or greater of its EBIT plus other comprehensive income goal, and if the Company reached this goal, then this component of the cash bonus pool would be 200% funded.

For 2012, the following EBIT plus other comprehensive income performance targets were approved. For performance achievement between the levels shown below, funding is interpolated (e.g., achievement of EBIT plus other comprehensive income of $425 million would result in a funding level of 151%):

Performance Versus Goal	Minimum Target	Target	Maximum Target
EBIT Plus Other Comprehensive Income	$227.5 million	$325 million	$520 million
EBIT Plus Other Comprehensive Income as a Percentage Goal	70%	100%	160%
Bonus Pool Funding	50%	100%	200%

Why use EBIT plus other comprehensive income as a financial metric?

The Compensation Committee selected the EBIT plus other comprehensive income as one of the financial metrics for the 2012 fiscal year because it believed it was the most comprehensive and relevant measure of the Company’s annual results and also correlated closely with shareholder value.

How is EBIT plus other comprehensive income calculated?

EBIT plus other comprehensive income is calculated by taking the Company’s net income and adding back interest expense and tax expense, and adding other comprehensive income. In 2012, EBIT plus other comprehensive income was $552.3 million and was derived as follows (based on approximate totals): $493.0 million of net income, plus $55.4 million of interest expense, plus $18.4 million of income tax expense, minus $14.5 million of other comprehensive loss equals $552.3 million of EBIT plus other comprehensive income. Based on the $520 million Maximum Target reflected in the table above, this portion of the cash bonus pool was 200% funded.

How were the targets determined?

The target for the 2012 annual cash bonus pool was substantially based on budgeted EBIT plus other comprehensive income for the Company. The Compensation Committee believed this target to be a fair yet demanding goal, recognizing that the Company continued to face significant challenges in growing its business at a time of heavy competition, excess capacity in the insurance and reinsurance marketplace, and a low fixed-income rate environment.

Adjusted ROE Relative to Peer Group. For adjusted ROE relative to the Peer Group, the three target categories approved were (1) Minimum Target, (2) Target and (3) Maximum Target. The Minimum Target category was based on the Company achieving adjusted ROE in the 30th percentile of the Peer Group, and if the Company reached this goal, then this component of the cash bonus pool would be 20% funded. If the Company achieved adjusted ROE less than the 30th percentile relative to the Peer Group, then this component would not be funded. The Target category was based on the Company achieving adjusted ROE in the 50th percentile of the Peer Group, and if the Company reached this target, then this component of the cash bonus pool would be 100% funded. The Maximum Target category was based on the Company achieving adjusted ROE in the 75th percentile or greater of the Peer Group, and if the Company reached this target, then this component of the cash bonus pool would be 200% funded.

For 2012, the following adjusted ROE performance targets were approved. For performance achievement between the levels shown below, funding levels will be interpolated (e.g., achievement of adjusted ROE relative to the Peer Group in the 60th percentile would result in a funding level of 140%).

Performance Versus Goal	Below Threshold	Minimum Target	Target	Maximum Target
2012 Company Adjusted ROE Relative to the Peer Group	Below 30th Percentile	30th Percentile	50th Percentile	75th Percentile
Percentage Funding Earned	0	20%	100%	200%

Why use adjusted ROE relative to the Peer Group as a financial metric?

The Compensation Committee selected adjusted ROE relative to the Peer Group because it believes that it is important to have relative performance measures and because the Compensation Committee believes this metric strongly correlates with long-term shareholder value. ROE is also a common measure used in the industry and, as a measurement of return, complements well with the adjusted book value growth measurement, a measurement of profitable growth.

How is adjusted ROE calculated and defined?

“Adjusted ROE” is defined as the one-year average adjusted net income divided by the two-year average shareholders’ equity for the period then ending. Please see “— Equity-Based Compensation — Performance-Based Awards — Financial Metrics” for the definition of “Adjusted net income.” Based on the Company’s adjusted ROE relative to the Peer Group, the Maximum Target reflected in the table above was achieved and this portion of the cash bonus pool was 200% funded.

How were the targets determined?

Given the competitive insurance and reinsurance marketplace, the Compensation Committee believed the targets would be challenging yet obtainable goals that would neither sacrifice management’s discipline in its efforts to grow the business nor promote short-term gain over long-term shareholder returns.

The Non-Formulaic Element.    As stated above, the non-formulaic portion of the award is intended to take into account other measures of performance, to give the Compensation Committee some flexibility in light of the cyclicality and potential volatility of the insurance and reinsurance industry and to consider the Company’s performance relative to its peer group. The Compensation Committee funds the formulaic portion of the annual cash bonus pool (as described above) based on the two financial metrics described above and then funds the other one-third of the total annual cash bonus pool based on pre-established, non-formulaic considerations. The non-formulaic portion of the award may be funded at 0% to 150%, which is independent of the funding level of the formulaic portion of any award. The Compensation Committee then determines each senior officer’s annual cash bonus, which is paid out of the total pool. Depending on the overall cash bonus pool funding level, awards to individual officers are made based on the CEO’s and Compensation Committee’s assessments of individual performance.

The Compensation Committee sought to reward the NEOs for their performance and achievements in 2012. Highlights of some of the non-formulaic objectives and related achievements the Compensation Committee considered for 2012 performance include:

•

Achieving a 20% growth in gross premiums written, a solid combined ratio given the occurrence of significant catastrophe events, and a reduction in the Company’s expense ratio to 29.4% from 30.1% in 2011,

•	Establishing a Miami office to target strategic business opportunities in Latin America,

•	Successfully managing probable maximum losses within prescribed limits based on the Company’s economic capital model and established risk tolerances,

•	Continuing to expand the Company’s insurance and reinsurance product offerings across a wide array of specialty coverages and jurisdictions, and

•	Successfully supporting the Company’s growth initiatives through the continued development of its informational technology systems and modeling capabilities and the hiring of additional support staff.

Based on these achievements and other considerations, the Compensation Committee funded the non-formulaic component of the annual cash bonus pool at 125%, which resulted in the annual cash bonus pool being funded at 175% of the Target column. The annual cash bonus earned for 2012 by each of the NEOs as a percentage of his or her salary and as a percentage of target bonus is as follows:

Name	Bonus as a Percentage of Base Salary	Bonus as a Percentage of Target
Scott A. Carmilani	175%	175%
Thomas A. Bradley(1)	20%	N/	A
Wesley D. Dupont	176%	176%
Frank N. D’Orazio	175%	175%
W. Gordon Knight	175%	175%

(1)	Mr. Bradley joined us in September 2012.

For 2013, the structure of the cash bonus pool will not change from 2012. The formulaic portion will be determined based on EBIT plus other comprehensive income and adjusted ROE relative to the Peer Group, and each metric will be given a one-third weighting. The non-formulaic element will also be given a one-third weighting.

Total Cash Compensation

Total Cash Compensation for 2011 Performance

Considering the difficult economic conditions and numerous global catastrophes that had a significant adverse affect on the insurance and reinsurance industry in 2011, the Company did not meet the formulaic portion of its established performance objectives. Nevertheless, the Compensation Committee wanted to reward the NEOs for the Company’s performance in 2011, as well as for each NEO’s individual performance and achievements during the year that were highlighted during the discussion of the 2011 annual cash bonus. Mr. Carmilani was recognized for his role in successfully leading the Company through a difficult marketplace, for driving the Company’s global expansion that led to an increase in gross premiums written by the Company compared to 2010 and for his oversight of the Company’s strong executive management team. The Compensation Committee also noted Mr. Carmilani’s leadership and discipline during the attempted merger with Transatlantic Holdings, Inc. Ms. Dillard was recognized for her critical role in managing the Company’s capital, and was also recognized for her efforts in overseeing the Company’s Finance Department. Mr. Dupont was recognized for his performance and oversight of the Legal & Compliance Department across a wide range of global business initiatives, including consummating the Company’s repurchase of the remaining warrants held by AIG. Mr. Knight was instrumental in driving the effective performance of the Company’s U.S. insurance platform and operations, including the development of new products and programs and achieving sales and product distribution initiatives.

Total Cash Compensation for 2012 Performance

The Compensation Committee wanted to reward the Company for its strong performance in 2012 on both an absolute basis and relative to its Peer Group. The Compensation Committee recognized the Company’s success in light of the significant challenges it faced in growing its business at a time of heavy competition, excess capacity in the insurance and reinsurance marketplace, and a low fixed-income rate environment.

Mr. Carmilani was recognized for his role in successfully driving the Company’s global expansion that helped the Company attain these significant financial results. Mr. Carmilani was also rewarded for his leadership and oversight of the Company’s strong executive management team. Both Messrs. Carmilani and Dupont were recognized for their roles in successfully executing the Company’s strategic initiative to invest in non-public entities that complement the Company’s core insurance and reinsurance operations. Mr. Bradley joined the Company as CFO in September 2012 and was recognized for successfully guiding the Finance Department through the transitionary period. Mr. Dupont was recognized for his expanded role and responsibilities within the Company, including his successful oversight of the Company’s legal, compliance, claims and human resources functions on a global basis, and driving the Company’s global expansion and new product and program development. Mr. D’Orazio was recognized for his stewardship of the Company’s international insurance platform, for his role in driving the Company’s global expansion, for new product development, and for his oversight of the Company’s Lloyd’s Syndicate 2232. Mr. Knight was instrumental in driving the effective performance of the Company’s U.S. insurance platform, including the platform’s growth in gross premiums written and the continued offering of innovative new products and programs.

Each of the NEOs was recognized for his contributions to the Company’s executive management team. After a review of relevant market and survey data and based on their superior performance, Messrs. Dupont’s, D’Orazio’s and Knight’s base salaries were increased.

Equity-Based Compensation

Overview.    The Compensation Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term, equity-based awards, the largest portion of which should be “at risk” awards with vesting dependent on the Company achieving certain performance targets. Equity-based grants have generally been awarded as a combination of stock options, time-vested RSUs and performance-based awards. Each year, the Compensation Committee sets a mix between the various equity-based vehicles to ensure that a substantial portion of the awards to each NEO is comprised of performance-based awards, while also taking into account share availability under the Company’s equity plans and the Company’s equity burn rate (the number of shares awarded during the year divided by the total Common Shares outstanding). The value of each NEO’s individual awards is based on an assessment of each individual’s performance for the prior year, contribution to the business, experience level and external market information.

Equity-based awards serve to better align the interests of the NEOs and the Company’s shareholders. Equity-based awards also help to ensure a strong connection between NEO compensation and the Company’s financial performance because the value of the award depends on the Company’s future performance and share price. Long-term, equity-based awards, meaning awards that vest over a period of years, also serve as a management retention tool. The Compensation Committee utilizes equity-based awards to accomplish its compensation objectives while recognizing its duty to the Company’s shareholders to limit diluting their holdings in the Company. Each year, the Compensation Committee reviews analyses from its compensation consultant on relevant factors of its equity compensation program, including the competitiveness of equity awards by position, overall share usage, burn rates and comparisons to the equity compensation programs of the Peer Group.

2008 Special Award to Mr. Carmilani

In 2008, Mr. Carmilani received a special performance-based award of 57,777 shares, 50% of which vested after December 31, 2011 and December 31, 2012, respectively. This award was in addition to the performance-based awards and RSU grants that he and the other NEO’s received. This special award vested upon the achievement of the established performance criteria during the applicable performance period. The Compensation Committee granted this special award to Mr. Carmilani to recognize his leadership role in developing, and executing on, the Company’s business plan, to help ensure his retention with the Company by granting him an “at risk” award that vested over a period of years and upon the achievement of defined financial metrics, and to ensure that his compensation was competitive with our Peer Group.

2012 Equity Awards

In February 2012, the Compensation Committee set the mix among performance-based awards and time-vested RSU awards at approximately 75% and 25%, respectively. No stock options were utilized for any employees.

Time-Vested RSU Awards.    A time-vested RSU gives a holder the right to receive a specified number of Common Shares at no cost (or, in the Company’s sole discretion, an equivalent cash amount in lieu thereof) if the holder remains employed at the Company through the applicable vesting date. Because time-vested RSUs do not have a performance component (unlike the Company’s stock options and performance-based awards), they will generally have value in the future. The Company believes these awards encourage employee retention. The Company has historically settled RSUs in Common Shares, but beginning with grants made in February 2009, the holder has received a portion of the aggregate amount of such RSUs in Common Shares and the remaining portion in cash equal to the “fair market value” of the Common Shares on the applicable vesting date. Fair market value is defined as the daily volume-weighted average sales price of the Common Shares for the five consecutive trading days up to and including the applicable vesting date. While the bulk of the Company’s RSU awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee retains the discretion to recommend to our Board additional awards at other times. The Company also grants RSUs as part of its equity-based compensation package to its employees, including the NEOs. Historically, these RSUs vest pro rata over four years.

Time-Vested RSU Awards.    The Company granted the following awards to the NEOs in 2012:

Name	2012 Time-Vested RSUs
Scott A. Carmilani	22,618
Thomas A. Bradley(1)	—
Wesley D. Dupont	3,510
Frank N. D’Orazio	3,120
W. Gordon Knight	5,460
Joan H. Dillard(2)	3,510

(1)	Mr. Bradley joined us in September 2012 and did not receive any equity awards in 2012.

(2)	Ms. Dillard retired effective as of December 31, 2012.

Performance-Based Awards.    Performance-based awards were granted to certain of our NEOs in February 2012 under the Stock Incentive Plan of which 40% will be eligible to settle in Common Shares and 60% will be eligible to settle in cash. Awards issued in 2012 will vest after the fiscal year ending December 31, 2014 in accordance with the terms and performance conditions set forth in the Performance-Based Award Agreement under the Stock Incentive Plan and as described in more detail below. These performance-based awards are “at risk,” meaning should the Company fail to perform at the minimum prescribed level, no performance-based awards will vest and no compensation will be derived by the NEOs from these awards. The Compensation Committee believes that performance-based awards serve to promote the Company’s growth and profitability over the long term. By having a three-year vesting period, these awards also encourage sustainable performance and employee retention.

Financial Metrics.    Based on consultations with Farient and senior management, the Compensation Committee decided to continue to utilize growth in “adjusted book value” as one of the financial metrics for the 2012 grant of performance-based awards because it believed this metric strongly correlates with long-term shareholder value and the long-term health of the Company. Adjusted book value growth of the Common Shares will be measured on a compounded annual growth rate (“CAGR”) basis. The Compensation Committee also approved using the Company’s adjusted ROE relative to the Peer Group as another financial metric. “Adjusted ROE” relative to the Peer Group was included as a component of the financial metric for the 2012 grant of performance-based awards because the Compensation Committee believes, and analysis supports, that this metric strongly correlates with long-term shareholder value. ROE is also a common measure used in the industry and, as a measurement of return, complements well with the adjusted book value growth measurement, a measurement of profitable growth.

Goals for the 2012 performance-based awards were chosen by the Compensation Committee based on a comprehensive competitive analysis of performance, the Company’s long-term plans and a competitive review of the calibration of pay to performance. For the 2012 grants, vesting of 50% of the performance-based awards is based on a compounded annual growth in the adjusted book value of the Common Shares as follows. For performance achievement between the levels shown below, the number of shares earned is interpolated (e.g., adjusted book value growth of 6% would result in earning 75% of targeted shares).

Performance Versus Goal	Below Threshold	Threshold	Target	Maximum
2012-2014 Adjusted Book Value Growth on a CAGR Basis	Below 3%	3%	9%	15%
Number of Shares Earned	0	50%	100%	150%

How is Adjusted Book Value calculated?    For purposes of vesting performance-based awards under the Stock Incentive Plan, adjusted book value is defined as “total shareholders’ equity” adjusted for (1) any special, one-time dividends declared; and (2) any capital events (such as capital contributions or share repurchases). In addition to the two factors above, the Compensation Committee may consider in its discretion any other extraordinary events that may affect the computation.

For 2012 grants, vesting of 50% of the performance-based awards will be based on the Company’s adjusted ROE relative to the Peer Group as follows. For performance achievement between the levels shown below, the number of shares earned would be interpolated (e.g., relative ROE equal to the 60th percentile of the Peer Group would result in earning 120% of targeted shares).

Performance Versus Goal	Below Threshold	Threshold	Target	Maximum
2012-2014 Company ROE Relative to the Peer Group	Below 30th Percentile	30th Percentile	50th Percentile	75th Percentile
Number of Shares Earned	0	20%	100%	150%

The applicable portion of the performance-based equity award will not vest if the Company’s adjusted ROE is below the 30th percentile relative to the ROE of the Peer Group.

How is adjusted ROE defined?    “Adjusted ROE” is defined as the three-year average adjusted net income divided by the four-year average shareholders’ equity for the period then ending. “Adjusted net income” is defined as “net income” adjusted for (1) unrealized gains and losses on investments within “other comprehensive income”; (2) the portion of other-than-temporary impairment losses on investments recognized within “other comprehensive income”; and (3) any reclassification adjustment for net realized gains and losses on investments included in “net income”, each net of applicable income tax.

In 2012, certain of the Company’s NEOs received a performance-based award as set forth below.

Name	Target Awards(1)
Scott A. Carmilani	67,853
Thomas A. Bradley(2)	—
Wesley D. Dupont	10,529
Frank N. D’Orazio	9,359
W. Gordon Knight	16,378
Joan H. Dillard(3)	10,529

(1)	For each NEO, 40% of the target award in the table above will be eligible to be settled in Common Shares and 60% of the target award will be eligible to be settled in cash based on the fair market value of the Common Shares on the settlement date.

(2)	Mr. Bradley joined us in September 2012 and did not receive any equity awards in 2012.

(3)	Ms. Dillard retired effective as of December 31, 2012.

The total number of performance-based awards available for grant each year is determined by the Board based upon the recommendation of the Compensation Committee. In making its recommendation to the Board, the Compensation Committee may consider the number of available shares remaining under the Company’s equity plans, the number of employees who will be eligible to receive such awards, market data from competitors with respect to the percentage of outstanding shares made available for annual grants to employees and the need to retain and motivate key employees. The performance-based awards issued under the Stock Incentive Plan in 2010 vested as of December 31, 2012 based on: (1) an average per annum adjusted book value growth of 11.8%, which was 97% of the target category established by the Compensation Committee at the grant date; and (2) a total shareholder return in the 82nd percentile (as measured against the A.M. Best Global Non-Life Insurance Index (the “Index”), excluding Berkshire Hathaway Inc. and any company in the Index with fewer than three years of total shareholder return data), which exceeded the target category established by the Compensation Committee at the grant date. These awards vested at 103% of targeted shares. In addition, one-half of a special performance-based award granted to Mr. Carmilani in 2008 vested as of December 31, 2012 based on an average per annum adjusted book value growth of 16.7%, which exceeded the 15% maximum category established by the Compensation Committee at the grant date. Thus, this award vested at 150% of targeted shares.

In determining each NEO’s equity award grants for their performance in 2011, the Compensation Committee considered many factors, including each NEO’s performance and the Company’s performance (as discussed under “Total Cash Compensation for 2011 Performance”), accumulated stock ownership, the value of his or her unvested equity and the value of his or her award relative to the other NEOs. The Compensation Committee set the mix among performance-based awards and time-vested RSU awards at approximately 75% and 25%, respectively.

After the grant of RSUs and performance-based awards in February 2012 for 2011 performance, each of the then current NEO’s total direct compensation (including both cash and equity-based compensation) was determined to have likely been in excess of the median of external market benchmarks consistent with the Company’s superior performance relative to its peers.

2013 Equity Awards

In February 2013, the Compensation Committee set the mix among performance-based awards and time-vested RSU awards at approximately 75% and 25%, respectively. No stock options were utilized for any employees.

In February 2013, in addition to base salary and annual cash bonus, the Compensation Committee sought to reward the NEOs for their performance with equity-based compensation, while also being mindful of the Company’s equity “burn rate”. Accordingly, each NEO received an award of time-vested RSUs and performance-based awards under the 2012 Omnibus Plan. For the RSUs, 100% will be eligible to settle in cash. For the performance-based awards, 40% will be eligible to settle in Common Shares and 60% will be eligible to settle in cash. In recognition of the Company’s and each individual NEO’s performance in 2012, the Compensation Committee granted to each NEO an amount of equity-based compensation in order to make each NEO’s total direct compensation (including both cash and equity-based compensation) competitive with the Peer Group given the Company’s solid relative performance in 2012.

Time-Vested RSU Awards.    The Company granted the following awards to the NEOs in 2013:

Name	2013 Time-Vested RSUs
Scott A. Carmilani	17,067
Thomas A. Bradley	2,207
Wesley D. Dupont	2,943
Frank N. D’Orazio	2,354
W. Gordon Knight	4,414

Performance-Based Award Grants in February 2013.    In February 2013, the Compensation Committee retained adjusted book value growth of the Common Shares measured on a CAGR basis and the Company’s adjusted ROE relative to the Peer Group as the financial metrics for the 2013 performance-based awards, the same methodology approved for the 2012 awards. The Compensation Committee also approved an equal weighting of the adjusted book value and the relative ROE metrics. Therefore, 50% of the performance-based, equity awards will be based on adjusted book value growth and 50% will be based on relative ROE.

The Compensation Committee approved 3%, 9% and 15% as the Threshold, Target and Maximum goals for the adjusted book value growth metric and the 30th percentile, the 50th percentile and the 75th percentile or greater as the Threshold, Target and Maximum goals for ROE relative to the Peer Group metric. The payouts on such awards will be 50%, 100% and 150% for the Threshold, Target and Maximum goals for adjusted book value growth and 20%, 100% and 150% for the Threshold, Target and Maximum goals for ROE relative to the Peer Group.

In 2013, each of the Company’s NEOs received a performance-based award as set forth below.

Name	Target Awards
Scott A. Carmilani	51,200
Thomas A. Bradley	6,620
Wesley D. Dupont	8,828
Frank N. D’Orazio	7,062
W. Gordon Knight	13,242

Perquisites

Our global headquarters are located in Switzerland. Prior to December 1, 2010, our global headquarters were located in Bermuda, which affected our ability to attract and retain talented employees as well as the ways in which we compensate employees. We have senior officers who are non-Bermudians and who have relocated to and are living in Bermuda. We believe it is important to remain competitive with other Bermuda insurance and reinsurance companies regarding compensation in order to attract and retain talented employees to grow our business. The Compensation Committee and senior management assess the prevalence and costs of each perquisite provided to the NEOs to ensure that the Company’s perquisite program remains reasonable, and the Company has eliminated or reduced a number of perquisites in recent years. Many of the benefits and perquisites discussed below are offered only to those NEOs who have relocated to and reside in Bermuda. Some of the NEOs have not received one or more of these benefits or perquisites in 2012. The Compensation Committee and senior management will continue to assess the Company’s perquisites to ensure that these perquisites continue to be reasonable and in-line with marketplace practices.

For Bermuda executives in 2012, these perquisites included a housing allowance and a very limited number of return flights to their home country for executives and their family members who reside in Bermuda. Many of these perquisites are typical of perquisites provided to the Company’s other expatriate employees located in Bermuda and are typically provided by the Company’s competitors in Bermuda for employees in a similar position. For Mr. Knight, one of our NEOs located in the United States, perquisites included a housing allowance, reimbursement for air travel to his home in Atlanta, Georgia and financial and tax planning. The Company’s NEO perquisites generally include:

Housing Allowance.    Non-Bermudians are significantly restricted by law from owning property in Bermuda. This has resulted in a housing market that is largely based on renting to expatriates who work on the island. Housing allowances are a near universal practice for expatriates in Bermuda. The Company bases its housing allowances on available rental market information and the Company’s knowledge of the housing rental market in general. Each housing allowance is based on the level of the employment position and the size of the employee’s family living in Bermuda compared with such market data.

As part of Mr. Knight’s overall benefits package, the Company provided Mr. Knight with access to an apartment in New York City. Because of his position and his role in managing the Company’s U.S. operations, the Company believed it was critical for Mr. Knight to be located primarily at the Company’s office in New York, which is one of the largest insurance markets in the United States and which is where many of the Company’s other U.S. senior officers are located.

Home Leave.    Reimbursement for airfare to a home country is common practice for expatriates who are working in Bermuda. The Company believes that this helps the expatriate and his or her family to better keep in touch with relatives and other social networks. Such a benefit is provided by Bermuda insurance and reinsurance companies and is necessary for both recruitment and retention purposes.

The Company reimbursed Mr. Knight for flights to Atlanta, Georgia to return to his home there. The Company believes that this perquisite to Mr. Knight is important for retention purposes, with minimal cost to the Company.

Financial and Tax Planning.    Because many of the Company’s senior officers are subject to complicated tax issues from working abroad on a full-time or part-time basis, the Company provides reimbursement or payment of the cost for financial and tax planning to certain of the senior officers. The Company believes this perquisite is necessary for retention purposes and is important for the financial welfare of its employees affected by these tax issues.

In 2012, the Company reimbursed up to $10,000 for financial and tax planning for certain of its NEOs, including Messrs. Carmilani, Dupont, D’Orazio and Knight. The Company believes this perquisite is important for retention purposes and for helping to ensure the long-term financial security of the NEOs.

Tax “Gross-Ups”.    In 2006, the U.S. Tax Increase Prevention and Reconciliation Act of 2005 (the “Tax Act”) was passed, which significantly increased the amount of U.S. federal tax our Bermuda employees who are U.S. citizens have to pay. As a result of the Tax Act, the Company agreed to “gross-up” U.S. taxpayers who are employees working in Bermuda in connection with these additional tax obligations. The Company believes this perquisite is important in retaining employees affected by the Tax Act. The Company agreed to gross up Mr. Knight in connection with additional tax obligations he incurs as a result of his housing allowance. The Company also agreed to a one-time gross-up to Mr. Bradley in connection with his relocation expenses upon joining the Company.

Temporary Allowance for Relocating NEOs.    We are providing a temporary relocation allowance to our NEOs that were requested to relocate out of Bermuda. This allowance consists of a one-time, lump-sum payment to cover incidental moving expenses as well as a monthly payment for a period of two years from the date the NEO relocates from Bermuda, assuming the NEO remains employed by us. For each NEO, the aggregate of the lump-sum payment and monthly allowance is less than his or her monthly Bermuda housing allowance would have been over the two-year period, resulting in a net savings for the Company. In addition, the temporary relocation allowance is fully taxable to the NEO, whereas the Company pays a tax “gross up” on the housing allowance received by U.S. taxpayers that are working in Bermuda. The Company believes this perquisite is important for transition and retention purposes. Mr. Carmilani’s relocation allowance terminated in April 2013 and Mr. Dupont’s relocation allowance will terminate in October 2013.

Retirement, Health and Welfare Benefits

The Company offers a variety of health and welfare programs to all eligible employees. The NEOs are generally eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs are intended to protect employees against catastrophic loss and include medical, pharmacy, dental, vision, life insurance, accidental death and disability, and short- and long-term disability. Senior employees earning over certain salary levels per year contributed to the cost of their medical insurance based upon a sliding scale tied to their salary level. We offer a qualified 401(k) savings and retirement plan for our employees who are U.S. citizens (wherever they may be located) and similar plans for our other employees. All Company employees, including the NEOs, are generally eligible for these plans. The Company contributes to such employees’ accounts as well in the form of a matching contribution and up to a 2% profit sharing contribution.

We have established the Allied World Assurance Company (U.S.) Inc. Second Amended and Restated Supplemental Executive Retirement Plan (the “SERP”) for our employees who are U.S. citizens and that reside in the United States. We contribute under the SERP up to 10% of a participant’s annual base salary in excess of the then-effective maximum amount of annual compensation that could be taken into account under a qualified plan under the Code, as established by the Internal Revenue Service from time to time (the “IRS Compensation Limit”), with an annual base salary cap of $600,000. This means that we will start making contributions under the SERP to a participant only after such participant has earned annual base salary in excess of the IRS Compensation Limit ($250,000 in 2012) and will stop making such contributions once a participant has earned $600,000. Under the SERP, an eligible NEO may voluntarily contribute up to 25% of his or her annual base salary up to a maximum of $600,000.

There is a five-year cumulative vesting period for all Company contributions so that upon completion of five years of service, a participant will be 100% vested in all prior and future contributions made on his or her behalf by the Company or its subsidiaries. The Company contributions shall also fully vest upon a participant’s retiring after attaining the age of 65. Executives may defer receipt of part or all of their cash compensation under the SERP. The program allows U.S. officers to save for retirement in a tax-effective way at minimal cost to the Company. The investment alternatives under the SERP are the same choices available to all participants under the 401(k) plan, and the NEOs do not receive preferential treatment on their investments. The SERP complies with Sections 409A and 457A of the Code. The Company believes that contributing to a participant’s retirement and having a five-year cumulative vesting for the Company’s contributions on behalf of a participant attracts senior officers who want to remain with the Company for the long term and help it achieve its business objectives.

In 2009, in response to changes in the tax treatment of deferred compensation earned by employees of certain offshore companies including Bermuda-domiciled companies, we precluded future contributions under the SERP by or on behalf of any employees who are subject to Section 457A of the Code. This includes Mr. D’Orazio who worked and resided in Bermuda in 2012. In lieu of matching contributions previously provided by the Company to him through the SERP, the Company has provided comparable benefits to these participants in the form of current cash payments, which are subject to tax.

The Company made required contributions on behalf of Ms. Dillard to our Swiss pension plan, a defined contribution plan required under Swiss law. These contributions are in lieu of any Company contributions to the SERP (or equivalent cash payments) to which Ms. Dillard would have been entitled.

Stock Ownership Policy

In order to promote equity ownership and further align the interests of management with our shareholders, in 2007 the Board adopted a stock ownership policy for senior employees. Under this policy, all of our employees with titles of senior vice president and above are expected to own within five years after his or her joining us or after a promotion, equity interests in the Company, expressed as a multiple of base salary as follows:

Title	Multiple of Base Salary
Chief Executive Officer	5 times
Executive Management of the Company	3 times
Other Presidents, Executive Vice Presidents or Senior Vice Presidents	2 times

Employees are expected not to sell any Common Shares if they will not be in compliance with this policy. If a covered employee previously achieved compliance under the policy but wished to sell a certain portion of his or her holdings of Common Shares at a time when he or she was not in compliance with the policy solely as a result of a significant decrease in the price of Common Shares, the policy allows the General Counsel of the Company to exercise his discretion to allow such sale to occur. All NEOs currently meet or exceed the requirements of the stock ownership policy.

Under the Company’s Policy Regarding Insider Trading for all Directors, Officers and Employees and its Code of Conduct and Business Ethics, employees are prohibited from engaging in speculative or “in and out” trading in securities of the Company. In addition, the Company also prohibits pledging of its securities and hedging and derivative transactions in its securities (other than transactions in the Company’s employee stock options) and trading in or through margin accounts. These transactions are characterized by short sales, buying or selling publicly traded options, swaps, collars or similar derivative transactions.

Employment Agreements/Severance Arrangements

The Company or its subsidiaries have entered into employment agreements with Messrs. Carmilani, Dupont, D’Orazio and Knight. Please see “— Narrative Disclosure Regarding Equity Plans and Employment Agreements — Employment Agreements” for more information.

Summary Compensation Table

The following table provides information concerning the compensation for services in all capacities earned by the NEOs for fiscal years 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Scott A. Carmilani(1)	2012	$994,231	$6,050,700	$—	$1,750,000	$288,253	$9,083,184
President, Chief Executive	2011	$970,000	$5,089,952	$818,587	$606,250	$259,144	$7,743,933
Officer and Chairman of the Board	2010	$970,000	$6,078,600	$—	$1,212,500	$458,190	$8,719,290
Thomas A. Bradley(2)	2012	$125,000	$—	$—	$—	$394,694	$519,694
Executive Vice President and
Chief Financial Officer
Wesley D. Dupont	2012	$440,192	$938,928	$—	$785,000	$164,474	$2,328,594
Executive Vice President	2011	$411,500	$739,350	$118,938	$262,250	$407,355	$1,939,393
and General Counsel	2010	$369,000	$944,025	$—	$460,000	$281,820	$2,054,845
Frank N. D’Orazio	2012	$430,000	$834,596	$—	$770,000	$368,946	$2,403,541
President, Bermuda and International Insurance, Allied World Assurance Company, Ltd
W. Gordon Knight	2012	$562,923	$1,460,525	$—	$990,500	$198,680	$3,212,628
President, Allied World Assurance	2011	$550,000	$1,203,136	$193,479	$344,000	$192,017	$2,482,632
Company (U.S.) Inc. and Allied World National Assurance Company	2010	$550,000	$1,418,340	$—	$687,500	$198,828	$2,854,668
Joan H. Dillard(3)	2012	$500,141	$704,180	$—	$—	$632,124	$1,836,445
Retired Executive Vice President	2011	$476,131	$853,144	$137,208	$308,000	$210,159	$1,984,642
and Chief Financial Officer	2010	$455,000	$1,224,930	$—	$575,000	$240,124	$2,495,054

(1)	Mr. Carmilani receives no additional compensation for serving as our Chairman of the Board.

(2)	Mr. Bradley joined the Company in September 2012.

(3)	Ms. Dillard was located in our group headquarters in Zug, Switzerland and was paid in Swiss Francs. Her CHF468,876 base salary has been converted to U.S. dollars based on the 12-month average USD/CHF exchange rate of 1.06668 as of December 31, 2012.

(4)	The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation cost to be recognized with respect to RSU and performance-based awards granted in such year determined as of the grant date under FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The following portion of the value shown in the “Stock Awards” column in 2012 represents the grant date value of performance-based awards ($66.88 per Common Share, the closing price on such date) based upon the probable outcome of such performance criteria: $4,538,009 for Mr. Carmilani, nil for Mr. Bradley, $704,180 for Mr. Dupont, $625,930 for Mr. D’Orazio, $1,095,361 for Mr. Knight and $704,180 for Ms. Dillard. The remaining amounts reflected in the “Stock Awards” column represent the grant date fair value of RSU awards that are not subject to performance vesting conditions.

Assuming the highest level of performance, the grant date fair value of performance-based awards granted in 2012 would equal $6,807,014 for Mr. Carmilani, nil for Mr. Bradley, $1,056,270 for Mr. Dupont, $938,895 for Mr. D’Orazio, $1,643,042 for Mr. Knight and, $1,056,270 for Ms. Dillard. For additional information on the calculation of compensation expenses, please refer to note 12(b), (c) and (d) of the Company’s consolidated financial statements contained in the Form 10-K for the year ended December 31, 2012, as filed with the SEC.

(5)	The amounts shown in the “Option Awards” column equal the estimate of aggregate compensation cost to be recognized with respect to stock options granted to NEOs in 2012 determined as of the grant date under FASB ASC Topic 718 and excluding the effect of estimated forfeitures. For these option awards, the fair value has been calculated using the Black-Scholes option pricing formula. For additional information on the calculation of compensation expenses, please refer to note 12 of the Company’s consolidated financial statements contained in the Form 10-K for the year ended December 31, 2012, as filed with the SEC.

(6)	The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses earned under our 2012, 2011 and 2010 cash bonus plans and were paid in March 2013, 2012 and 2011, respectively. For a description of our annual cash bonus plan, see “— Compensation Discussion and Analysis — Cash Compensation — Annual Cash Bonus.”

(7)	The amounts shown in the “All Other Compensation” column are attributable to perquisites and other personal benefits or compensation not reported elsewhere in the Summary Compensation Table. The table below shows certain components of the “All Other Compensation” column.

Name	Year	401(k)/ Company Contributions	SERP/Pension Plan Company Contributions		Perquisites(b)	Tax Payments(c)	Aggregate “All Other Compensation”
Scott A. Carmilani	2012	$12,500	$35,000		$146,750	$94,003	$288,253
Thomas A. Bradley	2012	$—	$—		$362,484	$32,210	$394,694
Wesley D. Dupont	2012	$12,500	$19,024		$132,950	$—	$164,474
Frank N. D’Orazio	2012	$12,500	$19,000	(a)	$162,308	$175,138	$368,946
W. Gordon Knight	2012	$12,500	$31,293		$96,786	$58,101	$198,680
Joan H. Dillard	2012	$—	$85,028		$67,096	$—	$632,124	(d)

(a)	Mr. D’Orazio received cash payments, which were subject to tax, instead of tax-deferred contributions under the SERP. Mr. D’Orazio was precluded from receiving Company contributions under the SERP because he was subject to Section 457A of the Code. For more information on the SERP, please see “— Compensation Discussion and Analysis — Retirement, Health and Welfare Benefits.”

(b)	Perquisites in 2012 for the NEOs include reimbursements for amounts for certain home leave travel expenses, relocation expenses, housing allowances, tax preparation and financial planning. Not all of these perquisites are applicable to all of our NEOs. Mr. Carmilani received a relocation allowance of $126,750 (which consisted of a one-time, lump sum payment of $12,000 and an aggregate of $114,750 in monthly payments received in 2012) in connection with his relocation to the United States. Mr. Bradley received a one-time reimbursement for relocation expenses of $62,484 in connection with him joining the Company and moving to New York, a $200,000 sign-on bonus when he joined the Company and a $100,000 cash bonus. Mr. Dupont received a relocation allowance of $111,000 (which consisted of a one-time, lump sum payment of $12,000 and an aggregate of $99,000 in monthly payments received in 2012). Mr. D’Orazio received a housing allowance of $144,780; Mr. Knight received a housing allowance of $76,877; and Ms. Dillard received a housing allowance of $52,688. Messrs. Carmilani’s and Dupont’s relocation allowances end in April 2013 and October 2013, respectively.

(c)

Consists of (i) gross-up payments to our NEOs who resided in Bermuda who are U.S. taxpayers of additional tax obligations incurred in 2012 as a result of the Tax Act as follows: Mr. D’Orazio $63,169; (ii) a gross-up payment to Mr. Carmilani that was paid in 2012 but which related to his residing in Bermuda prior to 2012; and (iii) payments for the Bermuda payroll tax as follows: Mr. D’Orazio $111,969. The Bermuda payroll tax is paid to all Bermuda-based employees and not just to our NEOs. The gross-up payments are estimates based on advice from an independent tax advisor and our current understanding of the Tax Act. Accordingly, the “gross-up” amounts provided above are subject to revision. Mr. Bradley’s one-time “gross-up” payment was for additional tax obligations incurred in 2012 in connection with his relocation to New York and Mr. Knight’s “gross-up” payment was for additional tax obligations incurred in 2012 as a result of his housing allowance. For more information on personal benefits and perquisites, please see “— Compensation Discussion and Analysis — Perquisites.” The amounts shown above for Ms. Dillard are in USD based on the same exchange rate used to calculate Ms. Dillard’s salary in footnote 3 above.

(d)	Ms. Dillard participated in our Swiss pension plan. The amount contributed to that plan on her behalf as well as the perquisites she received are reflected in U.S. dollars based on the same exchange rate used to calculate Ms. Dillard’s salary in footnote 3 above. This amount includes the $480,000 cash payment that Ms. Dillard received in lieu of her participation in the 2012 annual cash bonus plan.

Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards made to our NEOs in fiscal year 2012.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott A. Carmilani		$230,000	$1,000,000	—	—	—	—	—	—	—	—
	2/22/2012	—	—	—	23,749	67,853	101,780	—	—	—	$4,538,009
	2/22/2012	—	—	—	—	—	—	22,618	—		$1,512,692
Thomas A. Bradley(4)
Wesley D. Dupont		$102,350	$445,000	—	—	—	—	—	—	—	—
	2/22/2012	—	—	—	3,685	10,529	15,794	—	—	—	$704,180
	2/22/2012	—	—	—	—	—	—	3,510	—	—	$234,749
Frank N. D’Orazio		$101,200	$440,000	—	—	—	—	—	—	—	—
	2/22/2012	—	—	—	3,276	9,359	14,039	—	—	—	$625,930
	2/22/2012	—	—	—	—	—	—	3,120	—	—	$208,666
W. Gordon Knight		$130,180	$566,000	—	—	—	—	—	—	—	—
	2/22/2012	—	—	—	5,733	16,378	24,567	—	—	—	$1,095,361
	2/22/2012	—	—	—	—	—	—	5,460	—	—	$365,165
Joan H. Dillard(5)		—	—	—	—	—	—	—	—	—	—
	2/22/2012	—	—	—	3,685	10,529	15,794	—	—	—	$704,180
	2/22/2012	—	—	—	—	—	—	3,510	—	—	$234,749

(1)	The Company’s 2012 cash bonus plan provided for funding of the pool based on target EBIT and other comprehensive income, adjusted ROE goals and a non-formulaic portion that is intended to take into account other measurers of performance. The NEOs are eligible for annual cash bonuses as a percentage of their base salaries. For more information on the target EBIT goals and percentages, see “— Compensation Discussion and Analysis — Cash Compensation — Annual Cash Bonus.”

The amounts provided in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns above assume that the same percentage of funding of the annual cash bonus pool will be applied to each NEO.

Threshold.    The amounts provided in the applicable “threshold” column above assume that the annual cash bonus pool will be funded based on the minimum targets and that each NEO will receive 23% of the target cash bonus that he or she is eligible to receive. Accordingly, we have reduced by 77% the amount each NEO would be eligible to receive based on his or her target bonus as a percentage of base salary, as reflected below in the “adjusted bonus” column below.

Name	Bonus Target as a Percentage of Base Salary	Adjusted Bonus Target as a Percentage of Base Salary
Scott A. Carmilani	100%	23%
Thomas A. Bradley	—	N/A
Wesley D. Dupont	100%	23%
Frank N. D’Orazio	100%	23%
W. Gordon Knight	100%	23%
Joan H. Dillard	—	N/A

The amounts provided in the applicable “threshold” column above indicate the dollar amount calculated by multiplying the “adjusted bonus target as a percentage of base salary” (as set forth in the table in this footnote) by the NEO’s base salary.

Target.    The amounts provided in the applicable “target” column above assume that the annual cash bonus pool will be 100% funded and that each NEO will receive the full amount of the cash bonus that he or she is eligible to receive. The dollar amount for each NEO is calculated by multiplying the “bonus target as a percentage of base salary” (as set forth in the table in this footnote) by the NEO’s base salary.

Maximum.    If we achieve or exceed the “maximum” threshold, the annual cash bonus plan may be 182% funded as described in greater detail in “— Compensation Discussion and Analysis — Cash Compensation — Annual Cash Bonus.” However, individual bonuses under the annual cash bonus plan are not capped or subject to any maximums, so long as the aggregate amount of the bonus pool is not exceeded. Accordingly, no information appears in the applicable column above.

(2)	Amounts disclosed in these columns represent a target performance-based award granted under the Stock Incentive Plan, 60% of which is eligible to settle in Common Shares and 40% of which is eligible to settle in cash. The vesting of these performance-based awards is currently based on “adjusted book value” growth and “adjusted ROE”, as described in greater detail in “— Compensation Discussion and Analysis — Equity-Based Compensation — Performance-Based Awards.”

The vested share amounts disclosed in the applicable columns of the “Estimated Future Payouts Under Equity Incentive Plan Awards” assumes as follows: for the “threshold” column, the adjusted book value of 3% measured on a CAGR basis and an adjusted ROE in the 30th percentile relative to the Peer Group; for the “target” column, an adjusted book value of 9% measured on a CAGR basis and an adjusted ROE in the 50th percentile relative to the Peer Group; and for the “maximum” column, an adjusted book value of 15% measured on a CAGR basis and an adjusted ROE in the 75th percentile relative to the Peer Group. The performance-based awards had a grant date fair value equal to the closing price of the Common Shares on February 22, 2012 ($66.88). In calculating the grant date value, it was assumed that the performance target regarding such awards will be attained.

(3)	Represents each NEO’s annual grant of RSUs on February 22, 2012 pursuant to the Company’s Stock Incentive Plan. In accordance with FASB ASC Topic 718, the grant date fair value included in the table reflects the closing price of the Common Shares on the grant date ($66.88) multiplied by the number of RSUs granted to the NEO. Of the aggregate amount of such RSUs, 60% will settle in Common Shares and 40% will settle in cash equal to the fair market value of the Common Shares on the applicable vesting date. For more information on these grants, please see “— Compensation Discussion and Analysis — Equity-Based Compensation — Time-Vested RSU Awards.”

(4)	Mr. Bradley joined the Company in September 2012 and did not receive any plan-based awards in 2012.

(5)	Ms. Dillard retired effective as of December 31, 2012.

Narrative Disclosure Regarding Equity Plans and Employment Agreements

Equity Plans in Run-Off

Stock Option Plan

Upon shareholder approval of the 2012 Omnibus Plan, the Stock Option Plan was automatically terminated, replaced and superseded, except that any awards granted under the Stock Option Plan prior to shareholder approval of the 2012 Omnibus Plan remain in effect pursuant to their terms. Stock options previously granted under the Stock Option Plan are exercisable in certain limited conditions, expire after ten years and generally vest pro rata over four years from the date of grant. Under the Stock Option Plan, the Compensation Committee granted non-qualified stock options to purchase Common Shares (at the price no less than 100% of the fair market value of the Common Shares on the date of grant) subject to the terms and conditions as it determined. During 2012, the Company did not make any grants under the Stock Option Plan.

The shares subject to the Stock Option Plan are authorized but unissued Common Shares. Our Compensation Committee has the authority to adjust the terms of any outstanding awards, the number of Common Shares covered by each outstanding award and the number of Common Shares issuable under the Stock Option Plan as it deems appropriate for any increase or decrease in the number of issued Common Shares resulting from a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, combination, exchange or any other event that the Compensation Committee determines affects our capitalization, other than regular cash dividends. In the event of a merger, amalgamation or consolidation, the sale of a majority of the Company’s securities or the reorganization or liquidation of the Company, the Compensation Committee will have the discretion to provide, as an alternative to the adjustment described above, for the accelerated vesting of options prior to such an event or the cancellation of options in exchange for a payment based on the per-share consideration being paid in connection with the event.

Stock Incentive Plan

Upon shareholder approval of the 2012 Omnibus Plan, the Stock Incentive Plan was automatically terminated, replaced and superseded, except that any awards granted under the Stock Incentive Plan prior to shareholder approval of the 2012 Omnibus Plan remain in effect pursuant to their terms.

The shares subject to the Stock Incentive Plan may be either authorized but unissued Common Shares or Common Shares previously issued and reacquired by the Company. During 2012, the Company granted 135,123 time-vested RSUs and 206,539 performance-based awards under the Stock Incentive Plan that settle in Common Shares. Only RSUs were granted under the Stock Incentive Plan and these RSUs generally vest in the fourth or fifth year from the original grant date, or pro rata over four years from the date of grant; however, in 2012, the Company granted cash-settled RSUs that vest over a three-year period based on the achievement of certain performance conditions. Performance conditions were selected by the Compensation Committee or the Board prior to the commencement of an applicable performance period from a list of permissible financial metrics, including (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) stock price; (ix) improvements in capital structure; (x) revenue or sales; and (xi) total return to shareholders. Awards are expressed as a target amount representing the number of shares to be issued upon 100% achievement of applicable performance conditions, with the actual number of shares (or cash equivalent) delivered ranging from 0% to between 50% and 150% of the target amount based on the level of actual achievement of applicable performance conditions. For additional information regarding RSUs granted under the Stock Incentive Plan, see “— Compensation Discussion and Analysis —Equity-Based Compensation.”

Active Plans

2012 Omnibus Plan

We maintain the 2012 Omnibus Plan, which was approved by our shareholders on May 3, 2012. Under the 2012 Omnibus Plan, up to 1,500,000 Common Shares may be issued, subject to adjustment as described below.

Of that amount, all remained available for issuance as of December 31, 2012. The 2012 Omnibus Plan provides for the grant of options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the U.S. Internal Revenue Code of 1986 (the “Code”), nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares, RSUs, deferred share units, cash incentive awards, performance-based compensation awards and other equity-based and equity-related awards. These awards generally vest pro rata over four years from the date of grant, except for performance-based awards that will generally vest over a three-year period based on the achievement of certain performance conditions. However, the Compensation Committee may determine the terms and conditions under which certain awards are eligible to vest. Awards may be made to any of our directors, officers, employees (including prospective employees), consultants and other individuals who perform services for us, as determined by the Compensation Committee in its discretion. The Compensation Committee may grant ISOs, NSOs and SARs to purchase Common Shares (at the price set forth in the award agreement, but in no event less than 100% of the fair market value of the Common Shares on the date of grant) subject to the terms and conditions as it may determine. For performance-based awards, performance conditions will be selected by the Compensation Committee or the Board prior to the commencement of an applicable performance period from a list of permissible financial metrics. These awards will be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. While the Board retains the right to terminate the 2012 Omnibus Plan at any time, in any case the 2012 Omnibus Plan will terminate on May 3, 2022.

The shares subject to the 2012 Omnibus Plan are authorized but unissued Common Shares. If any award is forfeited or is otherwise terminated or canceled without the delivery of Common Shares, then such shares will again become available under the 2012 Omnibus Plan. Unless otherwise provided in an award agreement or a participant’s employment agreement, in the event of a change of control of the Company, (i) any options or SARs outstanding as of a termination of a participant’s employment by the Company without “cause” or by the participant for “good reason” (as each term is defined in the 2012 Omnibus Plan), in each case, that occurs within two years following the date the change of control occurs, will automatically vest and become exercisable at the time of such termination; (ii) any performance compensation awards outstanding as of a termination of a participant’s employment by the Company without cause or by the participant for good reason, in each case, that occurs within two years following the date the change of control occurs, will automatically vest and be paid out at the time of such termination at the same percentage at which the Company is expensing such award for financial reporting purposes immediately prior to such termination; and (iii) all other awards outstanding as of a termination of a participant’s employment by the Company without cause or by the participant for good reason, in each case, that occurs within two years following the date the change of control occurs, will automatically vest and become exercisable and all restrictions and forfeiture provisions related thereto will lapse at the time of such termination.

Pursuant to the 2012 Omnibus Plan, if a participant who is subject to Section 16(a) of the Exchange Act engages in any act of fraud or intentional misconduct that contributes materially to any financial restatement of the Company, any portion of an award that previously vested and was paid to such participant will immediately terminate and the participant will be required to repay to the Company the difference between any amount paid within the one-year period preceding the financial restatement and the amount that should have been paid with respect to the participant’s award based on the financial restatement.

Our Compensation Committee has the authority to adjust the terms of any outstanding awards, the number of Common Shares covered by each outstanding award and the number of Common Shares issuable under the 2012 Omnibus Plan as it deems appropriate for any increase or decrease in the number of issued Common Shares resulting from a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, combination, exchange or any other event that the Compensation Committee determines affects our capitalization, other than regular cash dividends. In the event of a merger, amalgamation or consolidation, the sale of a majority of the Company’s securities or the reorganization or liquidation of the Company, the Compensation Committee will have the discretion to provide, as an alternative to the adjustment described above, for the accelerated vesting of options prior to such an event or the cancellation of options in exchange for a payment based on the per-share consideration being paid in connection with the event.

2008 Employee Share Purchase Plan

On February 28, 2008, the Board adopted the Amended and Restated 2008 Employee Share Purchase Plan (“ESPP”), which was approved by our shareholders on May 8, 2008. The purposes of the ESPP are to provide our employees with an opportunity to purchase Common Shares, help such employees to provide for their future security and encourage such employees to remain in the employment of the Company and its subsidiaries. The ESPP is designed to qualify as an “employee share purchase plan” under Section 423 of the Code. A total of 1,000,000 Common Shares are reserved for issuance under the plan. Of that amount, 894,613 Common Shares remained available for issuance as of December 31, 2012. The ESPP provides for consecutive six-month offering periods (or other periods of not more than 27 months as determined by the Compensation Committee) under which participating employees can elect to have between 1% and 10% of their base salary withheld and applied to the purchase of Common Shares at the end of the period. Unless otherwise determined by the Compensation Committee before an offering period, the purchase price will be 85% of the fair market value of the Common Shares at the end of the offering period. Applicable Code limitations specify, in general, that a participant’s right to purchase shares under the plan cannot accumulate at a rate in excess of $25,000 (based on the value at the beginning of the applicable offering periods) per calendar year.

Equity Compensation Plan Information

The following table presents information concerning our equity compensation plans as of December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by Shareholders	1,566,269	$47.02	2,394,613	(3)
Equity compensation plans not approved by Shareholders	—	—	—

Total	1,566,269	$47.02	2,394,613	(3)

(1)	Represents 1,224,607 stock options granted under the Stock Option Plan, which have a weighted average remaining contractual life of 6.2 years, and 135,123 RSUs and 206,539 performance-based awards granted under the Stock Incentive Plan.

(2)	The weighted average exercise price reported in the column does not take into account RSUs or performance-based awards.

(3)	Includes 1,500,000 Common Shares available for issuance under the 2012 Omnibus Plan and 894,613 Common Shares available for purchase under the ESPP.

Employment Agreements

We are a party to employment agreements with Messrs. Carmilani, Dupont, D’Orazio and Knight. Each employment agreement provides for base salary, discretionary annual cash bonuses and reimbursement for business expenses. The employment agreements for Messrs. Carmilani, Dupont and D’Orazio also provide for perquisites, as discussed above under “— Compensation Discussion and Analysis — Perquisites,” that are standard in the compensation packages of executives in the insurance and reinsurance industry.

Each of Messrs. Carmilani, Dupont, D’Orazio and Knight is subject to a non-interference covenant under his employment agreement during the term of employment and ending on the 24-month anniversary (for the other NEOs) following any termination of employment. Generally, the non-interference covenant prevents the NEO from soliciting or hiring our employees or other service providers, from inducing any of our customers or other third parties with whom we have a relationship to reduce or cease its business with us or from otherwise interfering with our business relationships. During the term of employment and ending following the Non-Compete Period (as defined below), the NEO is subject to a non-competition covenant. Generally, the non-competition covenant prevents the NEO from engaging in activities that compete with our business in certain jurisdictions. Each employment agreement also contains standard confidentiality and assignment of inventions provisions. In addition, each employment agreement provides that we shall generally indemnify the NEO to the fullest extent permitted, except in certain limited circumstances.

The “Non-Compete Period” means the period commencing on the date of the employment agreement and (i) in the case of the NEO’s termination of employment by us with cause, ending on the date of such termination; (ii) in the case of a NEO’s termination of employment by us without cause or by the NEO for good reason, ending on the 24-month anniversary (for the other NEOs); and (iii) in the case of a NEO’s termination of employment by the NEO without good reason or as a result of a disability, ending on the date of such termination; provided, however, in the case of clause (iii) above, we may elect to extend the Non-Compete Period up to an additional 12 months following the date of such termination, during which period we will be required to continue to pay the NEO his base salary and provide coverage under our company’s health and insurance plans (or the equivalent of such coverage).

Each employment agreement terminates upon the earliest to occur of (i) the NEO’s death, (ii) a termination by reason of a disability, (iii) a termination by us with or without cause and (iv) a termination by the NEO with or without good reason. Upon termination of the NEO’s employment for any reason, except as may otherwise be requested by us in writing and agreed upon in writing by the NEO, the NEO will resign from any and all directorships, committee memberships or any other positions the NEO holds with the Company or any of its subsidiaries. The NEOs are entitled to cash payments and accelerated vesting of equity awards based on the reason for his termination of employment. If an NEO is terminated by us with cause or if he leaves without good reason, the NEO will only be entitled to reimbursement of prior accrued obligations (i.e., legitimate business expenses). The amounts to which an NEO would be entitled under various other termination scenarios are set forth in the “Potential Payments Upon a Termination or Change in Control” table further on in this Proxy Statement as well as the footnotes thereto. We may require the NEO to execute a general release prior to payment of any amount or provision of any benefit as a result of termination of employment by us without cause or by the NEO for good reason. In addition, upon the occurrence of a change in control, all equity-based awards received by the NEO will fully vest immediately prior to such change in control.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying awards for each NEO as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(6)
Scott A. Carmilani	6,333	—	$29.52	12/31/2013	2,500	(2)	$197,000	70,930	(7)	$5,589,284
	20,000	—	$32.70	01/03/2015	6,500	(3)	$512,200	67,853	(8)	$5,346,816
	11,201	33,604	$61.51	02/22/2021	8,866	(4)	$698,641
					22,618	(5)	$1,782,298
Thomas A. Bradley	—	—	—	—	—		—	—		—
Wesley D. Dupont	25,000	—	$28.32	12/01/2015	1,000	(2)	$78,800	10,300	(7)	$811,640
	1,627	4,883	$61.51	02/22/2021	1,750	(3)	$137,900	10,529	(8)	$829,685
					1,290	(4)	$101,652
					3,510	(5)	$276,588
Frank N. D’Orazio	1,338	4,017	$61.51	02/22/2021	1,000	(2)	$78,800	8,470	(7)	$667,436
					1,750	(3)	$137,900	9,359	(8)	$737,489
					1,058	(4)	$83,370
					3,120	(5)	$245,856
W. Gordon Knight	16,500	—	$43.27	02/28/2018	1,250	(2)	$98,500	16,770	(7)	$1,321,476
	2,647	7,943	$61.51	02/22/2021	4,400	(3)	$346,720	16,378	(8)	$1,290,586
					2,094	(4)	$165,007
					5,460	(5)	$430,248
Joan H. Dillard	—	—	—	—	—		—	—		—

(1)	All of the stock options listed in the table above have fully vested, except for those stock options with an exercise price of $61.51, which vest pro rata on February 22, 2013, 2014 and 2015.

(2)	These RSUs vest on February 26, 2013.

(3)	These RSUs vest pro-rata on February 22, 2013 and 2014.

(4)	These RSUs vest pro-rata on February 22, 2013, 2014 and 2015.

(5)	These RSUs vest pro rata on February 22, 2013, 2014, 2015 and 2016.

(6)	Assumes a price of $78.80 per Common Share, the closing price as of December 31, 2012.

(7)	These performance-based equity awards are not eligible to vest until after December 31, 2013. These awards vest upon the achievement of established performance criteria during an applicable three-year period. The amounts reflected in the table above represent the target performance goals. For additional information regarding these performance-based awards, see “— Compensation Discussion and Analysis — Equity-Based Compensation.”

(8)	These performance-based equity awards are not eligible to vest until after December 31, 2014. These awards vest upon the achievement of established performance criteria during an applicable three-year period. The amounts reflected in the table above represent the target performance goals. For additional information regarding these performance-based awards, see “— Compensation Discussion and Analysis — Equity-Based Compensation.”

Option Exercises and Stock Vested

The following table summarizes information underlying each exercise of stock options, vesting of RSUs or vesting of performance-based awards for each NEO in 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Scott A. Carmilani	2,333	$115,471	4,167	$276,688	(2)
	4,667	$229,399	1,250	$85,200	(2)
	1,333	$73,400	1,250	$84,705	(3)
	3,567	$211,128	1,950	$130,416	(2)
	2,433	$142,395	1,300	$86,958	(3)
	6,000	$326,946	1,477	$98,782	(2)
			1,477	$98,797	(3)
			116,876	$9,209,829	(4)
			49,028	$3,837,775	(5)

Thomas A. Bradley	—	—	—	—

Wesley D. Dupont	—	—	1,000	$66,400	(2)
			500	$34,080	(2)
			500	$33,880	(3)
			525	$35,112	(2)
			350	$23,412	(3)
			215	$14,379	(2)
			215	$14,381	(3)
			10,506	$827,873	(4)
			7,004	$548,254	(5)

Frank N. D’Orazio	—	—	1,000	$66,400	(2)
			500	$34,080	(2)
			500	$33,880	(3)
			525	$35,112	(2)
			350	$23,412	(3)
			176	$11,771	(2)
			176	$11,773	(3)
			8,034	$633,079	(4)
			5,356	$419,253	(5)

W. Gordon Knight	—	—	2,500	$166,000	(2)
			625	$42,600	(2)
			625	$42,350	(3)
			1,320	$88,282	(2)
			880	$58,864	(3)
			348	$23,274	(2)
			348	$23,278	(3)
			13,596	$1,071,365	(4)
			9,064	$709,505	(5)

Joan H. Dillard	7,510	$142,990	1,250	$83,000	(2)
	33,333	$1,746,649	625	$42,600	(2)
			625	$42,350	(3)
			990	$66,211	(2)
			660	$44,148	(3)
			247	$16,519	(2)
			247	$16,522	(3)
			625	$50,731	(2)
			625	$50,419	(3)
			1,980	$160,717	(2)
			1,320	$106,484	(3)
			743	$60,309	(2)
			743	$59,938	(3)
			702	$56,981	(2)
			2,808	$226,521	(3)
			22,157	$1,798,484	(6)
			20,262	$1,634,565	(7)

(1)	The aggregate dollar amount realized upon the exercise of stock options is determined by computing the difference between (i) the market price on the date of exercise and sale and (ii) the option exercise price, multiplied by the number of options exercised.

(2)	RSUs that settled in Common Shares. Amount reflects the aggregate market share value on the date the RSUs vested.

(3)	RSUs that settled in cash. Amount reflects the aggregate market share value on the date the RSUs vested, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including the vesting date.

(4)	Performance-based awards that settled in Common Shares. Amount reflects the aggregate market share value based on the date the performance-based award vested, December 31, 2012.

(5)	Performance-based awards that settled in cash. Amount reflects the aggregate market share value on the date the performance-based award vested determined based on the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 31, 2012.

(6)	Performance-based awards that settled in Common Shares. Amount reflects the aggregate market share value based on the market share value on the date the performance-based awards vested, December 1, 2012.

(7)	Performance-based awards that settled in cash. Amount reflects the aggregate market share value on the date the performance-based award vested determined based on the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 1, 2012.

Non-Qualified Deferred Compensation

The following table summarizes information regarding each NEO’s participation in the SERP in 2012.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Scott A. Carmilani	$—	$35,000	$63,082	$—	$445,648
Wesley D. Dupont	$—	$19,024	$3,858	$—	$85,589
Frank N. D’Orazio	$—	$—	$19,142	$—	$130,848
W. Gordon Knight	$56,296	$31,293	$49,448	$—	$430,376
Joan H. Dillard	$—	$—	$27,218	$—	$238,478
Thomas A. Bradley(4)	$—	$—	$—	$—	$—

(1)	Reflects amount of base salary deferred by the NEO under the SERP in 2012.

(2)	Reflects amounts contributed by us on behalf of the NEO. In 2012, Mr. D’Orazio received cash payments, which were subject to tax, instead of tax-deferred contributions under the SERP. In 2012, Mr. D’Orazio was precluded from Company contributions under the SERP because he was subject to Section 457A of the Code, and Ms. Dillard participated in a pension plan that we provide to all of our Swiss employees. All amounts that we contributed on behalf of the NEO under the SERP or Swiss pension plan, as applicable, or cash payments to the NEO in lieu thereof, have also been reported in the Summary Compensation Table.

(3)	Represents capital gains and dividends on and earnings from the investments made in one or more mutual funds selected by the NEO, less any losses incurred from one or more selected mutual funds during 2012.

(4)	Mr. Bradley joined us in September 2012 and did not participate in the SERP in 2012.

Investment Alternatives Under the SERP.    Under the SERP, each NEO that is eligible to participate has the option to select a variety of mutual funds that are used to determine the additional amounts to be credited to his or her account. These mutual funds are the same as those offered under our 401(k) plan. Each NEO is permitted to change, on a monthly basis, his or her mutual fund choices in which individual and company contributions are to be invested.

Payouts and Withdrawals.    Subject to earlier payout required pursuant to Section 457A of the Code described above, each NEO may elect to receive at retirement amounts deferred and contributions credited to his or her account in either a lump sum or in annual installments over a period of up to ten years. For more information regarding the SERP, please see “— Compensation Discussion and Analysis — Retirement, Health and Welfare Benefits.”

Potential Payments Upon a Termination or Change in Control

The table below reflects the amount of compensation and benefits payable to each NEO in the event of (i) a termination by the NEO without good reason (a “voluntary termination”), (ii) a termination without cause or with good reason (“involuntary termination”) other than within 12 months of a change in control, (iii) an involuntary termination within 12 months of a change in control, (iv) a termination due to death and (v) a termination due to disability. The amounts shown assume that the applicable triggering event occurred on December 31, 2012, the last business day of the year, and therefore are estimates of the amounts that would be paid to the applicable NEO upon the occurrence of such triggering event, assuming a price of $78.80 per Common Share, the closing price as of December 31, 2012.

Name	Type of Payment	Voluntary Termination(1)	Involuntary Termination(2)	Change in Control(3)	Death(4)	Disability(5)
Scott A. Carmilani	Cash Severance:	$1,000,000	$4,425,000	$6,637,500	$1,212,500	$2,212,500
	Continued Benefits:	$19,177	$38,354	$57,531	$1,500,000	$19,177
	Equity Acceleration:	$—	$13,341,375	$14,653,638	$10,659,488	$10,659,488

	TOTAL:	$1,019,177	$17,804,729	$21,348,669	$13,371,988	$12,891,165
Wesley D. Dupont	Cash Severance:	$445,000	$1,810,000	$2,715,000	$460,000	$905,000
	Continued Benefits:	$18,478	$36,956	$55,434	$890,000	$18,478
	Equity Acceleration:	$—	$2,112,785	$2,312,265	$1,692,478	$1,692,478

	TOTAL:	$463,478	$3,959,741	$5,082,699	$3,042,478	$2,615,956
Frank N. D’Orazio	Cash Severance	$440,000	$1,600,000	$2,400,000	$360,000	$800,000
	Continued Benefits:	$17,857	$35,714	$53,571	$500,000	$17,857
	Equity Acceleration:	$—	$1,839,718	$2,012,947	$1,462,032	$1,462,032

	TOTAL:	$457,857	$3,475,432	$4,466,518	$2,322,032	$2,279,889
W. Gordon Knight	Cash Severance:	$566,000	$2,507,000	$3,760,500	$687,500	$1,253,500
	Continued Benefits:	$18,625	$37,250	$55,875	$1,000,000	$18,625
	Equity Acceleration:	$—	$3,461,687	$3,776,273	$2,812,186	$2,812,186

	TOTAL:	$584,625	$6,005,937	$7,592,648	$4,499,686	$4,084,311
Thomas A. Bradley(6)

(1)

Under the employment agreements with each NEO (other than Mr. Bradley, who does not have an employment agreement), in the case of a voluntary termination, such NEO is entitled only to the prior accrued obligations. However, for purposes of precluding the NEO from joining an organization that competes with the Company, the Company may elect to extend a non-compete period for up to 12 months from the date of such voluntary termination. The amounts included in the voluntary termination column above under “Cash Severance” represent the NEO’s base salary as of December 31, 2012 (the amount to which the NEO would be entitled for the entire non-compete period) and the amounts included under “Continued Benefits” represent participation in the Company’s health and insurance plans, based on current health and insurance premiums for the NEO projected over the applicable period, and such amounts assume that the Company has elected to extend the non-compete period for the full 12 months. Please see

“— Narrative Disclosure Regarding Equity Plans and Employment Agreements — Employment Agreements” for more information on the employment agreements.

(2)	Under the employment agreement with the NEO, upon an involuntary termination, such NEO is entitled to: (i) his current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years multiplied by two, (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for a period of two years from the date of such termination and (iii) vesting in the number of equity awards held by the NEO that otherwise would have vested during the two-year period from the date of such termination.

The dollar value reflected under the Involuntary Termination column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested, were exercised and sold as of December 31, 2012 and (ii) that settle in cash vested as of December 31, 2012 and were paid to the NEO based on the fair market value of $78.28 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 31, 2012.

(3)	Under the employment agreement with the NEO, upon the occurrence of a change in control of the Company, all equity awards held by the NEO shall fully vest immediately prior to such change in control. If within 12 months of a change in control the NEO (other than Mr. Bradley) undergoes an involuntary termination, such NEO is entitled to: (i) his current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years multiplied by three and (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for a period of three years from the date of such termination. The dollar value reflected under the Change in Control column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested, were exercised and sold as of December 31, 2012; and (ii) that settle in cash vested as of December 31, 2012 and were paid to the NEO based on the fair market value of $78.28 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 31, 2012.

(4)	The amounts included under the Death column above for “Cash Severance” represent the highest cash bonus paid or payable for the two immediately prior fiscal years to which the NEO would be entitled under his employment agreement and which would be received by the NEO’s estate or beneficiary. Under the employment agreements, upon the NEO’s death, the NEO’s estate or beneficiary is also entitled to receive a pro rata annual bonus for that portion of the year that the NEO worked.

Under the employment agreements, as of the date of the NEO’s death, his estate or beneficiaries would also be entitled to the number of equity awards held by the NEO that otherwise would have vested during the one-year period following such date. In addition, the Stock Option Plan provides for the accelerated vesting of all stock options and RSUs, respectively, held by the NEO in the event of his death. Performance-based awards vest on a proportional basis depending on the date of death in relation to the three-year performance period. If the NEO were to die in the first year of the three-year performance period, the NEO would be entitled to 25% of the award; in the second year of the three-year performance period, the NEO would be entitled to 50% of the award; and in the third year of the three-year performance period, the NEO would be entitled to 75% of the award. The dollar value reflected under the Death column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested, were exercised and sold as of December 31, 2012; and (ii) that settle in cash vested as of December 31, 2012 and were paid to the NEO based on the fair market value of $78.28 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 30, 2012.

In addition, each employee has life insurance paid by the Company or its subsidiaries for the employee’s benefit (or the benefit of his or her estate or beneficiaries). Assuming the death of each NEO as of December 31, 2012, the estate or beneficiaries of such NEO would be entitled to the amounts reflected in the Death column above for “Continued Benefits” for our NEOs.

(5)

Under the employment agreement with the NEO, in the case of a termination of employment as a result of the NEO’s disability, the NEO is entitled to: (i) his highest annual cash bonus paid or payable for the two immediately prior fiscal years and (ii) the number of equity awards held by the NEO that otherwise would have vested during the one-year period following the date of disability. For purposes of precluding the NEO from joining an organization that competes with the Company, the Company may elect to extend a non-compete period for up to 12 months from the date the NEO’s employment is terminated as a result of a disability. The amounts included in the disability column above under “Cash Severance” represent the NEO’s current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years and “Continued Benefits” represent participation in the Company’s health and insurance plans (or the economic equivalent of such participation) and assumes that the Company has elected to extend the Non-Compete Period for the full 12 months. The Company pays on behalf of our employees, including the NEOs, short-term and long-term disability insurance. Under this insurance, if the NEO (other than Mr. D’Orazio) is considered disabled, he will be entitled to $2,500 per week for the first 26 weeks after a disability and thereafter he will be entitled to $15,000 per month until the age of 65. Mr. D’Orazio would be entitled to his full monthly salary for the first 90 days after a disability and thereafter would be entitled to receive 75% of his monthly salary up to a maximum of $15,000 per month until the age of 65.

The Stock Option Plan and Stock Incentive Plan provide for the accelerated vesting of all stock options and RSUs, respectively, held by the NEO in the event of his or her disability. Performance-based awards vest on a proportional basis depending on the date of disability in relation to the three-year performance period. If the NEO were to be disabled in the first year of the three-year performance period, the NEO would be entitled to 25% of the award; in the second year of the three-year performance period, the NEO would be entitled to 50% of the award; and in the third year of the three-year performance period, the NEO would be entitled to 75% of the award. The dollar value reflected under the Disability column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested at the applicable levels described above, were exercised and sold as of December 31, 2012; and (ii) that settle in cash vested at the applicable levels described above as of December 31, 2012 and were paid to the NEO based on the fair market value of $78.28 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 30, 2012.

(6)	Mr. Bradley joined the Company in September 2012. As of December 31, 2012, he had not been granted any equity awards and he does not have an employment agreement with the Company. Accordingly, Mr. Bradley was not entitled to any amounts of compensation or benefits for the termination scenarios discussed in the table above, except that upon his death his estate or beneficiaries would be entitled to $1,000,000 and upon disability, he would be entitled to the short-term and long-term disability insurance as described in footnote 5 to this table.

Under the employment agreements, if the applicable NEO is terminated for cause, he is entitled only to the prior accrued obligations. Under the employment agreements, the NEO is subject to certain restrictive covenants, including non-compete, non-interference, confidentiality and assignment of inventions provisions. In the case where the NEO is terminated by the Company without cause or by the NEO with good reason, should the NEO breach these restrictive covenants, the payments and benefits described above would cease immediately.

Under the RSU Award Agreement to the Stock Incentive Plan, each employee agrees that the Company may terminate the NEO’s right to any RSU he holds (whether or not vested) upon the occurrence of: (i) any event that constitutes cause, (ii) the NEO’s violating the non-solicitation provision set forth in the RSU Award Agreement or (iii) the NEOs’ interfering with a relationship between the Company and one of its clients.

Under the Stock Option Plan, a participant retiring after attaining the age of 65 is entitled to accelerated vesting of all stock options held by him. Under the Stock Incentive Plan, upon a participant attaining the age of 65, the service-based vesting component is waived, and a portion of the RSUs awarded will be settled on an accelerated basis to cover any tax obligations of the participant pursuant to Section 457A of the Code. The remaining portion of the RSUs awarded will vest according to the schedule established on the date of grant. Under the employment agreements, there are no additional compensation provisions for retirement. None of our NEOs was 65 as of December 31, 2012. Accordingly, if any of our NEOs had retired as of such date, he would not have been entitled to the acceleration or continued vesting of equity awards or any additional compensation.

In addition to the payments and benefits described above, upon the NEO’s retirement at or after age 65, termination of employment (other than with cause), change in control or death or disability of the NEO, the NEO (or his estate or beneficiaries) would be entitled to the distribution of the vested contributions we made to the SERP on his behalf. The NEO would also be entitled to receive his own contributions to the SERP.

Payments Made to our Retired CFO

Ms. Dillard retired from the Company as of December 31, 2012. Please see the Summary Compensation Table on page 38 for information regarding the payments she received in connection with her retirement.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers has a relationship with us or any other company that the SEC defines as a compensation committee interlock or insider participation that should be disclosed to shareholders. Our Compensation Committee is comprised solely of independent directors.

SHAREHOLDER COMMUNICATION

Shareholders and other interested parties may communicate directly with the Board by sending a written notice to the Company’s General Counsel at the executive offices of the Company. The notice may specify whether the communication is directed to the entire Board, to a committee of the Board, to the non-management directors, to the Lead Independent Director or to any other director. Except as provided below, if any written communication is received by the Company and addressed to the persons listed above (or addressed to the General Counsel of the Company with a request to be forwarded to the persons listed above), the General Counsel of the Company shall be responsible for promptly forwarding the correspondence to the appropriate persons. Obvious marketing materials or other general solicitations will not be forwarded. Directors will generally respond in writing, or cause the Company to respond, to bona fide shareholder and other interested party communications that express legitimate concerns or questions about us.

The Board does not have a formal policy regarding the attendance of directors at meetings of shareholders; however, it encourages all directors to attend the Annual Shareholder Meetings. All of the Company’s directors attended the Annual Shareholder Meeting in 2013.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL SHAREHOLDER MEETING

Submission of an Additional Item for the 2014 Proxy Statement or for the Agenda for the 2014 Annual Shareholder Meeting

If you wish to submit a proposal to be considered for inclusion in the proxy materials for the 2014 Annual Shareholder Meeting or propose a nominee for the Board, please send such proposal to the Corporate Secretary, attention: Wayne H. Datz, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. Under the rules of the SEC, proposals must be received by no later than November 18, 2013 to be eligible for inclusion in the proxy statement and form of proxy for the 2014 Annual Shareholder Meeting.

Under Swiss law, one or more shareholders of record owning registered Common Shares with an aggregate par value of CHF 1 million or more can request that an item be put on the agenda of a shareholders meeting. However, any such requests received after November 18, 2013 may not be eligible for inclusion in the Company’s proxy statement and form of proxy for the 2014 Annual Shareholder Meeting. If a shareholder wishes to submit a proposal to the 2014 Annual Shareholder Meeting without including such proposal in the proxy statement for that meeting, that proposal must be made at least 60 days prior to the shareholders meeting and sent to the Corporate Secretary, attention: Wayne H. Datz, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. In that case, the proxies solicited by the Board will confer discretionary authority on persons named in the accompanying form of proxy to vote on that proposal as they see fit.

OTHER MATTERS

Your Board does not know of any matters that may be presented at the Special Shareholder Meeting other than the matter specifically set forth in the Notice of Special Shareholder Meeting attached hereto. If matters other than the matter set forth in the Notice of Special Shareholder Meeting come before the meeting, the persons named in the accompanying form of proxy and acting thereunder will vote in their discretion with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and shareholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website under the “SEC Filings” link under “Investor Relations”.

Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and shareholders were complied with during the fiscal year 2012.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Special Shareholder Meeting to be held on Thursday, October 17, 2013. The Proxy Statement is available at http://www.awac.com/proxy.aspx.

For the date, time and location of the Special Shareholder Meeting, please see “General Meeting Information.” For information on how to attend and vote in person at the Special Shareholder Meeting, an identification of the matter to be voted upon at the Special Shareholder Meeting and the Board’s recommendations regarding this matter, please also refer to “General Meeting Information.”

APPENDIX A

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

2:00 p.m. (Swiss Local Time)

OCTOBER 17, 2013

LINDENSTRASSE 8

6340 BAAR

ZUG, SWITZERLAND

PROXY

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

Meeting Details

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 17, 2013 (THE “SPECIAL SHAREHOLDER MEETING”) AT 2:00 P.M. (SWISS LOCAL TIME) AT LINDENSTRASSE 8, 6340 BAAR, ZUG, SWITZERLAND.

INDEPENDENT PROXY FOR REGISTERED SHAREHOLDERS

The undersigned shareholder of the Company hereby acknowledges receipt of the Notice of Special Shareholder Meeting and Proxy Statement, each dated September 17, 2013, and hereby appoints Ms. Jeanine Latour, as Independent Proxy, with the power to appoint her substitute, and authorizes her to represent and vote as designated herein, all of the voting registered shares of the Company (the “Common Shares”) held of record on September 11, 2013 by the undersigned shareholder of the Company at the Special Shareholder Meeting with respect to the matters listed on this Proxy. In her discretion, the Independent Proxy is authorized to vote the Common Shares upon such other business as may properly come before the Special Shareholder Meeting.

Return this proxy to Ms. Jeanine Latour, of Buis Buergi AG, Muehlebachstrasse 8, P.O. Box 672, CH-8024, Zurich, Switzerland for arrival no later than 12:00 noon (Swiss local time) on October 17, 2013. The method of delivery of this proxy is at your risk. Sufficient time should be allowed to ensure timely delivery. By executing and returning this proxy, the undersigned shareholder also agrees that the Special Shareholder Meeting will be chaired by Mr. Wesley D. Dupont, the Company’s Executive Vice President & General Counsel, in accordance with Article 13 of the Company’s Articles of Association.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY

(Continued, and to be marked, dated and signed as instructed on the other side)

A-1

PROXY FOR ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG SPECIAL SHAREHOLDER MEETING ON OCTOBER 17, 2013. THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL BELOW.

Please mark your votes like this	☒

1.	To elect the nominee listed below as a Class I Director of the Company to serve until the Company’s Annual Shareholder Meeting in 2014.

	FOR	AGAINST	ABSTAIN
(1) Eric S. Schwartz	☐	☐	☐

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INSTRUCTION (OR AN UNCLEAR INSTRUCTION) IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE “FOR” THE PROPOSAL.

PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING ☐

  COMPANY ID:

  PROXY NUMBER:

  ACCOUNT NUMBER:

Signature	Signature	Date	, 2013.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

A-2

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

2:00 p.m. (Swiss Local Time)

OCTOBER 17, 2013

LINDENSTRASSE 8

6340 BAAR

ZUG, SWITZERLAND

PROXY

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

Meeting Details

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 17, 2013 (THE “SPECIAL SHAREHOLDER MEETING”) AT 2:00 P.M. (SWISS LOCAL TIME) AT LINDENSTRASSE 8, 6340 BAAR, ZUG, SWITZERLAND.

The undersigned shareholder of the Company hereby acknowledges receipt of the Notice of Special Shareholder Meeting and Proxy Statement, each dated September 17, 2013, and hereby appoints Wesley D. Dupont and Wayne H. Datz, as proxy, each with the power to appoint his substitute, and authorizes them to represent and vote as designated herein, all of the voting registered shares of the Company (the “Common Shares”) held of record on September 11, 2013 by the undersigned shareholder of the Company at the Special Shareholder Meeting with respect to the matters listed on this Proxy. In their discretion, the Proxies are authorized to vote the Common Shares upon such other business as may properly come before the Special Shareholder Meeting. By executing and returning this proxy, the undersigned shareholder also agrees that the Special Shareholder Meeting will be chaired by Mr. Dupont, the Company’s Executive Vice President & General Counsel, in accordance with Article 13 of the Company’s Articles of Association.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY

(Continued, and to be marked, dated and signed as instructed on the other side)

PROXY FOR ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG SPECIAL SHAREHOLDER MEETING ON OCTOBER 17, 2013. THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL BELOW.

Please mark your votes like this	☒

1.	To elect the nominee listed below as a Class I Director of the Company to serve until the Company’s Annual Shareholder Meeting in 2014.

	FOR	AGAINST	ABSTAIN
(1) Eric S. Schwartz	☐	☐	☐

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INSTRUCTION (OR AN UNCLEAR INSTRUCTION) IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE “FOR” THE PROPOSAL.

PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING ☐

  COMPANY ID:

  PROXY NUMBER:

  ACCOUNT NUMBER:

Signature	Signature	Date	, 2013.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.